Exhibit 2.2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

APTARGROUP, INC.

and

CSP TECHNOLOGIES PARENT S.A.

Dated: July 26, 2018

1

EXECUTION VERSION

TABLE OF CONTENTS

ARTICLE I Definitions and Rules of Construction		1
1.1	Definitions	1
1.2	Rules of Construction	16

ARTICLE II Purchase and Sale		18
2.1	Closing	18
2.2	Purchase and Sale	18
2.3	Determination of Aggregate Estimated Consideration	18
2.4	Payments and Deliveries at the Closing	18
2.5	Purchase Price Adjustment	21
2.6	Post-Closing Integration	23

ARTICLE III Representations and Warranties of Seller		24
3.1	Organization	24
3.2	Authorization and Enforceability	25
3.3	Title	25
3.4	No Violation	25
3.5	Governmental Authorizations and Consents	26
3.6	Capitalization of the Company and its Subsidiaries	26
3.7	Financial Statements	27
3.8	No Undisclosed Material Liabilities	28
3.9	Absence of Certain Changes	28
3.10	Real Property	29
3.11	Title to Assets	29
3.12	Accounts Receivable; Inventories	30
3.13	Intellectual Property	30
3.14	Data Privacy	33
3.15	Contracts	34
3.16	Compliance with Laws	35
3.17	Environmental Matters	36
3.18	Litigation	37
3.19	Labor Matters	38
3.20	Employee Benefits	40
3.21	Taxes	42
3.22	Insurance	44
3.23	No Brokers	44
3.24	Agreements with Company Related Person	44
3.25	Customers and Suppliers	44
3.26	Company Products; Food Safety and Compliance	45
3.27	Disclaimer	46

ARTICLE IV Representations and Warranties of Buyer		46
4.1	Organization and Power	46
4.2	Authorization and Enforceability	47
4.3	No Violation	47

i

EXECUTION VERSION

4.4	Governmental Authorizations and Consents	47
4.5	Litigation	47
4.6	Sufficiency of Funds	47
4.7	Investment Purpose	48
4.8	Solvency	48
4.9	No Brokers	48
4.10	No Inducement or Reliance; Independent Assessment	49

ARTICLE V Covenants		50
5.1	Conduct of the Company	50
5.2	Access to Information Prior to the Closing	53
5.3	Efforts; Regulatory Filings	53
5.4	Employee Matters	55
5.5	Post-Closing Indemnification of Directors and Officers	58
5.6	Preservation of Books and Records	58
5.7	Public Announcements	60
5.8	Efforts	60
5.9	Exclusive Dealing	61
5.10	Change of Name	61
5.11	Data Room Information	61
5.12	Cups Note	61

ARTICLE VI Conditions to Closing		62
6.1	Conditions to All Parties’ Obligations	62
6.2	Conditions to Seller’s Obligations	62
6.3	Conditions to Buyer’s Obligations	63

ARTICLE VII Termination		63
7.1	Termination Prior to Closing	63
7.2	Effect of Termination	64

ARTICLE VIII Miscellaneous		64
8.1	Survival; Certain Limitations	64
8.2	Tax Matters	65
8.3	Expenses	66
8.4	Notices	66
8.5	Governing Law	67
8.6	Entire Agreement	67
8.7	Severability	67
8.8	Amendment	67
8.9	Effect of Waiver or Consent	68
8.10	Parties in Purchased Interests; Limitation on Rights of Others	68
8.11	Assignability	68
8.12	Seller Disclosure Schedule	69
8.13	Jurisdiction; Court Proceedings; Waiver of Jury Trial	69
8.14	Reliance on Counsel and Other Advisors	69

ii

EXECUTION VERSION

8.15	Remedies	70
8.16	Specific Performance	70
8.17	Counterparts	70
8.18	Further Assurance	70
8.19	Legal Representation	71
8.20	Release	72

Exhibits and Schedules

Exhibit A Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 26, 2018, by and between AptarGroup, Inc., a Delaware corporation (“Buyer”), and CSP Technologies Parent S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Pierre d’Aspelt, L-1142 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 194227 (“Seller”).

RECITALS

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in and to (i) 191,872,832 shares of CSP Technologies S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Pierre d’Aspelt, L-1142 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 193147 (the “Company”) and (ii) 13,605 shares of CSP Technologies Europe SAS (individually, the “CSP Europe Interests” and collectively, the “Purchased Interests”), upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Buyer, Seller and the other parties thereto have entered into that certain binding offer letter, dated as of the date hereof (the “Binding Offer Letter”), pursuant to which Buyer has agreed to enter into this Agreement with Seller subject to the terms and conditions set forth therein.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1. Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2018 Financial Package” has the meaning set forth in Section 5.6(c)(i).

“2018 Year-End Financial Package” has the meaning set forth in Section 5.6(c)(ii).

“2019 Financial Package” has the meaning set forth in Section 5.6(c)(iii).

“401(k) Plan” has the meaning set forth in Section 5.4(h).

“Accounting Arbitrator” has the meaning set forth in Section 2.5(d).

“Adjustment Escrow Account” has the meaning set forth in Section 2.4(a)(ii).

“Adjustment Escrow Amount” means $5,000,000.

EXECUTION VERSION

“Affiliate” means, (a) as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  Except as otherwise provided herein, the Company and its Subsidiaries shall be deemed for purposes of this Agreement Affiliates of Seller prior to the Closing and of Buyer from and after the Closing.

“Aggregate Cash Consideration” means $555,000,000.

“Aggregate Consideration” means (a) the sum of (i) the Aggregate Cash Consideration, plus (ii) the Final Closing Cash, plus (iii) the Final Closing Net Working Capital Adjustment Amount (if a positive number) minus (b) the sum of (i) the Final Closing Funded Indebtedness, plus (ii) the Final Closing Transaction Expenses, plus (iii) if the Final Closing Net Working Capital Adjustment Amount is a negative number, the absolute value of the Final Closing Net Working Capital Adjustment Amount.

“Aggregate Estimated Consideration” means (a) the sum of (i) the Aggregate Cash Consideration, plus (ii)  the Estimated Closing Cash, plus (iii) the Estimated Closing Net Working Capital Adjustment Amount (if a positive number) minus (b) the sum of (i) the Estimated Closing Funded Indebtedness, plus (ii) the Estimated Closing Transaction Expenses, plus (iii) if the Estimated Closing Net Working Capital Adjustment Amount is a negative number, the absolute value of the Estimated Closing Net Working Capital Adjustment Amount.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time.

“Alternative Proposal” means any proposal or offer by any third Person, other than a proposal or offer by Buyer or any of its Affiliates, whether in a single transaction or a series of related transactions, with respect to: (a) the sale, license, disposition, transfer or acquisition of all or a material portion of the assets or business of the Company and the Company’s Subsidiaries, taken as a whole, or (b) the issuance, disposition or acquisition of all or a material portion of the capital stock or other equity securities of the Company or any of the Company’s Subsidiaries, in each case, whether effected by a merger, spin-off, contribution, consolidation, business combination, recapitalization, reorganization or similar transaction involving Seller, the Company or any of the Company’s Subsidiaries.

“Ancillary Documents” means the documents, agreements, exhibits, schedules, statements or certificates being executed and delivered in connection with this Agreement and the transactions contemplated hereby, including the support agreement, dated as of the date hereof, by and among Buyer, Seller and the other parties thereto, the Escrow Agreement and the Binding Offer Letter.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-corruption Laws.

EXECUTION VERSION

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Filing” has the meaning set forth in Section 5.3(b).

“Antitrust Laws” means Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable federal, state, or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Assignment Agreement” has the meaning set forth in Section 2.4(d)(iii).

“Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Binding Offer Letter” has the meaning set forth in the Recitals.

“Books and Records” has the meaning set forth in Section 5.6(a).

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York, Luxembourg or Paris, France.  If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 5.4(c).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions and to timely fulfill its obligations hereunder.

“Cash” means the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries, including uncleared checks and drafts received or deposited, less any bank overdrafts and issued but uncleared checks, in each case, determined in accordance with IFRS.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means the aggregate amount of Cash as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 2.1.

EXECUTION VERSION

“Closing Date Net Working Capital” means (a) the sum of the total current assets of the Company and its Subsidiaries as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date minus (b) the sum of the total current liabilities of the Company and its Subsidiaries as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date, each as calculated in accordance with IFRS Consistently Applied and Section 1.1(a) of the Seller Disclosure Schedule;  provided, that for purposes of calculating the Closing Date Net Working Capital, current assets shall exclude Cash, income tax assets, and deferred tax assets and current liabilities shall exclude any amounts of deferred revenue, income tax liabilities, deferred tax liabilities, Transaction Expenses and Indebtedness.

“Closing Funded Indebtedness” means the aggregate amount of all Funded Indebtedness as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date; provided, that the Net Current Tax Amount shall be calculated as of  the close of the Closing Date in accordance with the definition thereof.

“Closing Net Working Capital Adjustment Amount” means the amount equal to (a) the Closing Date Net Working Capital minus (b) the Target Working Capital, expressed as (i) a positive number if the Closing Date Net Working Capital exceeds the Target Working Capital or (ii) a negative number if the Closing Date Net Working Capital is less than the Target Working Capital.

“Closing Transaction Expenses” means the aggregate amount of all Transaction Expenses that remain unpaid as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding U.S. federal Tax Laws.

“Company” has the meaning set forth in the Recitals.

“Company Employees” has the meaning set forth in Section 5.4(a).

“Company Employment Contract” means an employment, retention or severance agreement between (i) the Company or one of its Subsidiaries and (ii) an individual employee of the Company or one of its Subsidiaries.

“Company Intellectual Property” means all Intellectual Property owned by, purported to be owned by, or exclusively licensed to the Company or any of its Subsidiaries.  Company Intellectual Property includes Intellectual Property listed, or required to be listed, in Section 3.13(a) of the Seller Disclosure Schedule.

EXECUTION VERSION

“Company IP Agreements” means any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound pursuant to which: (i) any Intellectual Property owned by any other Person has been licensed, granted, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries; or (ii) any other Person has been granted any license under or any access to (as part of service bureau, time-sharing, application service or similar arrangement or otherwise), or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company Intellectual Property.  For purposes of this Agreement, a covenant or promise not to sue or not to assert claims regarding Intellectual Property infringement or misappropriation or similar releases shall be deemed to be a license.

“Company Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact, individually or in the aggregate, that has had or is reasonably expected to have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts, whether alone or in combination, shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect: (i) any change or development in global or national economic, monetary or financial conditions, including changes or developments in prevailing interest rates, credit markets, securities markets, general economic or business conditions or currency exchange rates, (ii) the occurrence of any act of God, war, armed hostilities or terrorism or any escalation or worsening thereof, (iii) any change or development in the industry in which the Company or its Subsidiaries operate, (iv) any change after the date hereof in Law or IFRS or the interpretation of either by a Governmental Authority, (v) the negotiation, execution, delivery, performance or the public announcement of this Agreement (other than for purposes of the representations and warranties set forth in Section 3.4), (vi) any change resulting from any action taken or failed to be taken by the Company or its Affiliates at the written request of Buyer or (vii) any failure of the Company or any of its Subsidiaries to meet, in and of itself, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Company Material Adverse Effect,” be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur); except, in the case of clauses (i), (ii), (iii) and (iv), such events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect to the extent they adversely affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Privacy Policy” means each external or internal privacy policy, as of the date hereof, of the Company or any of its Subsidiaries, including any policy relating to:  (a) the privacy of individuals in connection with any website of the Company or Company Product; (b) the collection, storage, disclosure, and transfer of any Personal Data; and (c) any employee information.

EXECUTION VERSION

“Company Product” means any service, product or technology: (a) developed, marketed, distributed, sold, offered, provided, licensed or made available, directly or indirectly, by or on behalf of the Company or any of its Subsidiaries; or (b) currently under development by or for the Company or any of its Subsidiaries (whether or not in collaboration with another Person).

“Company Registered IP” has the meaning set forth in Section 3.13(a).

“Company Related Person” has the meaning set forth in Section 3.24.

“Company Service Provider” means any current or former employee, worker, contract laborer/worker, independent contractor, consultant, advisor, officer or director of the Company or any of its Subsidiaries or any Affiliate thereof.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 1, 2018, by and between Wendel and Buyer.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any legally binding agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound, in each case other than invoices and purchase orders which do not contain material terms and conditions (other than price and quantity).

“Credit Agreement” means collectively, (i) the Credit Agreement, dated as of January 29, 2015, among the Company, CSP Technologies North America, LLC, each other revolving borrower from time to time party thereto, each lender from time to time party thereto and Barclays Bank PLC, as amended, and (ii) the Contracts listed as Items Nos. 16-18 in Section 3.15(a)(i) of the Seller Disclosure Schedule.

“CSP Europe Interests” has the meaning set forth in the Recitals.

“CSP French Subsidiaries” means, together, Accord Science SAS, Capitol Dairy Solutions S.A., CSP Technologies SAS and CSP Technologies Europe SAS.

“Cups Note” means that certain Secured Promissory Note, dated May 18, 2018, by and between Capitol Cups, Inc. and New Thermo Serv Ltd.

“D&O Indemnified Parties” has the meaning set forth in Section 5.5.

“Data Breach” means the unauthorized access, use, disclosure, acquisition or modification of Personal Data or any other data security incident requiring notification to impacted persons or regulators under applicable Privacy Requirements.

“Data Room” has the meaning set forth in Section 1.2(i).

“Election Notice” has the meaning set forth in Section 5.4(h).

EXECUTION VERSION

“Employee Representative” has the meaning set forth in Section 3.19(a).

“Environmental Laws”  means all applicable foreign, federal, state or local Laws governing Environmental Matters.

“Environmental Matters”  means any matters arising out of or relating to pollution, protection of the environment or human health and safety (with respect to exposure to any Hazardous Substance), natural resources, or the use, generation, transport, treatment, storage, or disposal of any Hazardous Substance.

“Environmental Permits” has the meaning set forth in Section 3.17(b).

“Equity Securities” of any Person means any and all shares of capital stock, equity securities, warrants or options of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“ERISA Affiliate” means, with respect to any Person, each trade or business (whether or not incorporated) under common control with, or otherwise treated as a single employer with, such Person within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” has the meaning set forth in Section 2.4(a)(ii).

“Estimated Closing Cash” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Date Net Working Capital” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Date Statement” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Funded Indebtedness” has the meaning set forth in Section 2.3(a)(i).

“Estimated Closing Net Working Capital Adjustment Amount” means the amount equal to (a) the Estimated Closing Date Net Working Capital as shown on the Estimated Closing Date Statement, minus (b) the Target Working Capital, expressed as (i) a positive number if the Estimated Closing Date Net Working Capital exceeds the Target Working Capital or (ii) a negative number if the Estimated Closing Date Net Working Capital is less than the Target Working Capital.

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.3(a)(i).

EXECUTION VERSION

“Excluded Funded Indebtedness” means all Indebtedness included in sections (c), (d), (e), (f), (h), (i) and the last sentence of the definition of Indebtedness.

“FDA” has the meaning set forth in Section 3.26(b).

“Final Closing Cash” has the meaning set forth in Section 2.5(c)-(d).

“Final Closing Date Net Working Capital” has the meaning set forth in Section 2.5(c)-(d).

“Final Closing Funded Indebtedness” has the meaning set forth in Section 2.5(c)-(d).

“Final Closing Net Working Capital Adjustment Amount” means the amount equal to (a) the Final Closing Date Net Working Capital as shown on the Final Purchase Price Adjustment Statement, minus (b) the Target Working Capital, expressed as (i) a positive number if the Final Closing Date Net Working Capital exceeds the Target Working Capital or (ii) a negative number if the Final Closing Date Net Working Capital is less than the Target Working Capital.

“Final Closing Transaction Expenses” has the meaning set forth in Section 2.5(c)-(d).

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 2.5(c)-(d).

“Financial Statements” has the meaning set forth in Section 3.7(a).

“FIRPTA Certificate” has the meaning set forth in Section 2.4(d)(v).

“Fried Frank” has the meaning set forth in Section 8.19.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 6.3(a).

“Funded Indebtedness” means the aggregate Indebtedness of the Company and its Subsidiaries (including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with prepayment) that remains unpaid as of 11:59 P.M. Eastern Time on the date immediately prior to the Closing Date; provided, that the Net Current Tax Amount shall be calculated as of the close of the Closing Date in accordance with the definition thereof.

EXECUTION VERSION

“Governmental Authority” means any nation or government, any supranational, foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any supranational, foreign or domestic entity, commission, agency, division, or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions, including any court, tribunal, judicial body, administrative panel or any other entity, body or organization exercising governmental or quasi-governmental authority (to the extent that the rules, regulations or orders of such entity, body or organization have the force of Law).

“Governmental Consents” has the meaning set forth in Section 3.5.

“Hazardous Substances” means any material, substance or waste defined, identified or regulated as hazardous or toxic or as a pollutant or contaminant or for which liability or standards of care are imposed under any Environmental Law, including any radioactive material, petroleum and any petroleum byproducts, asbestos and asbestos-containing material, or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IFRS” means the International Financial Reporting Standards (including international accounting standards, international financial reporting standards and interpretations of such standards) as formally adopted by the European Union and as in effect from time to time, together with its pronouncements thereon from time to time, and applied on a consistent basis.

“IFRS Consistently Applied” has the meaning set forth in Section 2.5(b).

EXECUTION VERSION

“Indebtedness”  means all payment obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the interest, premiums, penalties or other payment obligations of the Company or any of its Subsidiaries): (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) for the deferred purchase price of property or services other than accounts payable in the ordinary course of business included in the Closing Date Net Working Capital, (d) under leases required to be, in accordance with IFRS, recorded as finance leases, (e) for the reimbursement of any obligor on any letter of credit (solely to the extent such letter of credit has been drawn, and not with respect to the entire face amount thereof), banker’s acceptance or similar credit transaction, (f) for any amounts due to a third party in respect of any swap, hedge or other derivative transaction or other financial transaction or agreement entered into for the purpose of managing interest rate risk, (g) for any amounts due to Wendel in respect of the Consideration (as such term is defined in the Wendel Management Agreement) pursuant to the Wendel Management Agreement or any other amounts payable to Wendel pursuant to the Wendel Management Agreement, (h) for any unreported consumer use Taxes payable determined in accordance with IFRS and for the Net Current Tax Amount, and (i) of the type referred to in clauses (a) through (g) above either (A) guaranteed by the Company or any of its Subsidiaries or (B) secured by any Lien on any property or asset of the Company or any of its Subsidiaries; provided, that Indebtedness shall not include (i) Indebtedness owing from the Company or any of its Subsidiaries, on the one hand, to the Company or any of its Subsidiaries, on the other hand or (ii) obligations under letters of credit or similar instruments to the extent undrawn.  “Indebtedness” shall also include an amount equal to (1) the aggregate amount of cash received by the Company and its Subsidiaries since May 30, 2018 from customers for capital expenditures or that would otherwise give rise to additions to deferred revenue (including, for the avoidance of doubt, the $3,666,000 received on May 30, 2018 from Abbott Diabetes Care, pursuant to the Supply Agreement, dated April 19, 2018, by and between Abbott Diabetes Care, a division of Abbott Laboratories, Inc., and CSP Technologies, Inc.) less (2) the aggregate amount of cash spent by the Company and its Subsidiaries directly attributable to only those specific customer cash receipts described in clause (1) of this sentence.

“Information Security Program” has the meaning set forth in Section 3.14(b).

“Insurance Policies” has the meaning set forth in Section 3.22.

“Intellectual Property” means all rights in United States and foreign (a) patents and patent applications, including all reissues, divisions, renewals, extensions, provisionals, substitutions, continuations, and continuations-in-part thereof, (b) published and unpublished works of authorship and copyrights (registered or unregistered), including copyrights in Software, and all moral rights thereof, (c) trademarks, service marks, trade dress, trade names, brand names, logos, domain names, and other identifiers of source, and all registrations, applications, extensions, and renewals thereof, together with the goodwill connected with the use thereof and symbolized thereby, (d) Trade Secrets, (e) all industrial designs, (f) all registrations and applications for registration, renewals, revisions or extension of, and rights to claim priority to, any of the foregoing, and (g) rights of recovery, claims for damages, and all past, present, and future causes of action of any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.7(a).

EXECUTION VERSION

“Interim Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“IRS” has the meaning set forth in Section 3.20(b).

“Joint Direction” means joint written instructions of Buyer and Seller instructing the Escrow Agent to make a payment out of the Adjustment Escrow Account.

“Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer within the scope of their employment responsibilities and the knowledge that any such person would have after reasonable inquiry: Robert Kuhn and Stephan Tanda.

“Knowledge of the Company” means the actual knowledge of any of the following personnel of the Company within the scope of their employment responsibilities and the knowledge that any such person would have after reasonable inquiry: Blake Arrington, John Belfance, Serge Dupuis, Jon Freedman, Rene Guermonprez and Lawrence Hughes.

“Laws” means all laws, treaties, Orders, statutes, codes, regulations, restrictions, ordinances, orders, decrees, rules, common law or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Lien” means any lien, security interest, pledge, mortgage, deed of trust, hypothecation, assignment, charge, encumbrance, option, preemptive purchase right or other similar encumbrance.

“Litigation” has the meaning set forth in Section 3.18(a).

“Material Contracts” has the meaning set forth in Section 3.15(a).

“Net Current Tax Amount” means an amount, which shall not be less than zero, determined as of the end of the day on the Closing Date, as if the taxable year of the Company and its Subsidiaries ended at the end of such day, equal to: (a) the current income tax liabilities of the Company and its Subsidiaries, minus (b) the current income tax assets of the Company and its Subsidiaries attributable solely to estimated Taxes paid prior to Closing or overpayments of Taxes from prior periods applied toward current income tax liabilities; provided, that for purposes of calculating the Net Current Tax Amount, (x) all Transaction Tax Deductions shall be treated as deductible in the taxable period deemed to end at the end of the Closing Date, and (y) any transaction outside the ordinary course of business that occurs after the Closing, and any election under Section 338 of the Code, shall not be taken into account.

“Net Negative Purchase Price Adjustment Amount” has the meaning set forth in Section 2.5(f).

“Net Positive Purchase Price Adjustment Amount” has the meaning set forth in Section 2.5(e).

“Objection Dispute” has the meaning set forth in Section 2.5(c).

EXECUTION VERSION

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees, settlement agreements and awards of any Governmental Authority.

“Owned Real Property” has the meaning set forth in Section 3.10(b).

“Permits” means all certifications, licenses, permits, authorizations, registrations, approvals, agreements, certificates of occupancy, exemptions, exceptions, qualifications, franchises or other form of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Lien” shall mean any (a) Lien in respect of Taxes not yet delinquent or which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (c) with respect to Leased Real Property, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, (d) limitations on the rights of the Company under any Material Contract that are expressly set forth in such contract, (e) any non-exclusive licenses to use any Intellectual Property entered into in the ordinary course of business consistent with past practice and (f) any other Lien that does not materially detract from the value of or materially impair the existing use of the property or assets affected by the applicable Lien.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Personal Data” means a natural person’s name, street address or specific geolocation information, date of birth, telephone number, e-mail address, online contact information, photograph, biometric data, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier, any data that, if it were subject to a Data Breach, would require notification under Privacy Requirements, or any other piece of information that allows the identification of a natural person.

“Plan” or “Plans” has the meaning set forth in Section 3.20(a).

“Pre-Closing Period” has the meaning set forth in Section 5.9.

EXECUTION VERSION

“Privacy Requirements” means, to the extent applicable to the Company, the provisions of the following that set forth privacy or data security requirements that apply to Personal Data: the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Electronic Communications Privacy Act, 18 U.S.C. § 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; the Children’s Online Privacy Protection Act, 15 U.S.C. § 6501, et seq.; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; amendments to and regulations promulgated by federal and state agencies in implementation of these laws and requirements; laws governing notification to consumers, employees or other individuals and regulatory authorities following Data Breaches, including without limitation Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local laws governing data security, including without limitation Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; local, state, and federal, and privacy, data protection, information security, or related laws relating to the collection, processing, storage, disclosure, disposal, or other handling of Personal Data; international laws, including but not limited to the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), and all implementing regulations and requirements, and other similar laws.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.5(a).

“Purchased Interests” has the meaning set forth in the Recitals.

“R&W Policy” means that certain representation and warranty insurance policy issued to Buyer in connection with this Agreement.

“RCS” has the meaning set forth in Section 2.4(d)(viii).

“RCS Filing Requirements” has the meaning set forth in Section 2.4(d)(ix).

“Real Property” means the Owned Real Property and Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Substance in, into, onto or through the environment.

“Relevant Date” means (i) January 29, 2015 or (ii) any time prior to January 29, 2015, unless, in the case of clause (ii), such matter has been fully and finally resolved without any ongoing liability or obligation of the Company or its Subsidiaries.

“Representative” means any officer, director, manager, principal, agent, contractor, employee or other authorized representative, advisor, consultant, account or attorney, solely in its capacity as such.

“Review Period” has the meaning set forth in Section 2.5(b).

EXECUTION VERSION

“Sanctions” has the meaning set forth in Section 3.16(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller”  has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

“Seller Material Adverse Effect” means a material adverse effect on the ability of Seller to consummate the Contemplated Transactions and to timely fulfill Seller’s obligations hereunder.

“Software” means computer software and databases, together with, as applicable, object code, source code, application programming interfaces, tools, user interfaces, data files, firmware and embedded versions thereof and manuals, documentation, and specifications related thereto and all know-how relating thereto.

“Spot Rate” means, in respect of any amount expressed in a currency other than the U.S. dollar, as of any date of determination, the rate of exchange of U.S. dollars for such currency appearing in the Wall Street Journal published on the Business Day immediately prior to such date of determination;  provided that when determining the Aggregate Estimated Consideration and any pre-closing or post-closing computations thereof for purposes of Section 2.5, the Spot Rate shall be the rate of exchange of U.S. dollars for such currency appearing in the Wall Street Journal published on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Target Working Capital” means $34,011,000.

“Tax” or “Taxes” means (i) all federal, state, local and foreign income, profits, franchise, wealth, gross receipts, environmental, customs duty, capital stock, severance, transfer, stamp, payroll, sales, use, license, employment, unemployment, disability, property, withholding, alternative or add-on minimum, ad valorem, excise, production, value added or occupancy tax, unclaimed property or escheat payments and other taxes, customs, duties, levies, fees, charges or assessments imposed by a Governmental Authority, together with all interest and penalties, additions to tax or additional amounts attributable thereto.

EXECUTION VERSION

“Tax Return” means any report, return, or statement (including schedules, information returns, claims for refund and declarations of estimated Tax) required to be supplied to a Governmental Authority in connection with any Taxes and any amendment thereto.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trade Secrets” means trade secrets, know-how, and confidential information, including all source code, documentation, processes, methods, technology, formulae, customer lists, data, business and marketing plans, inventions (whether or not patentable) and marketing information, in each case, that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transaction Expenses” means an amount equal to all fees, costs and expenses incurred by the Company or any of the Company Subsidiaries, in each case, in connection with the preparation, negotiation, execution and delivery of this Agreement and the Ancillary Documents or the Contemplated Transactions, including (a) all fees, costs and expenses incurred by the Company and its Subsidiaries in connection with the Contemplated Transactions payable to investment bankers, legal counsel, consultants, accountants and other advisors and Persons who performed services for or on behalf of, or provided advice to Seller, the Company or any Company Subsidiary, in connection with or relating to this Agreement or the Contemplated Transactions, (b) all fees and expenses or compensation that arise or are reasonably expected to arise, or are triggered or become due and payable, as a direct result of the Contemplated Transactions under any arrangements with or relating to a Company Service Provider, including any change of control or transaction-related bonuses (but, for the avoidance of doubt, not regular performance bonuses or “double trigger” bonuses payable upon the occurrence of a termination of employment or the occurrence of any other event or circumstance that may occur after the consummation of the Contemplated Transactions), including those listed on Section 1.1(b) of the Seller Disclosure Schedule, and (c) any social security, unemployment or other employment, withholding or payroll Tax or similar amount owed by the Company or any Company Subsidiary with respect to the foregoing; provided, that “Transaction Expenses” shall not include (i) any liabilities included in Closing Date Net Working Capital and (ii) any Indebtedness.

EXECUTION VERSION

“Transaction Tax Deductions” means the sum of, without duplication: (i) the aggregate out-of-pocket fees and expenses incurred by the Company and its Subsidiaries in connection with the Contemplated Transactions (including all items set forth in the definition of “Transaction Expenses,” regardless of whether such items remain unpaid as of the Closing and without regard to the proviso in such definition), to the extent more likely than not deductible in the taxable period or portion thereof ending or deemed to end on the close of the Closing Date, determined as if the taxable year of the Company and its Subsidiaries ended as of the end of the day on the Closing Date (provided, for the avoidance of doubt, that a timely election shall be made to apply Revenue Procedure 2011-29 with respect any such fees and expenses that are success-based fees within the scope of such Revenue Procedure, including without limitation any contingent at closing fees paid to Goldman Sachs & Co. LLC or Barclays Capital Inc.), and (ii) the capitalized financing fees, costs, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes (and original issue discount or similar items) and any breakage fees or accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) that become currently tax deductible for U.S. income tax purposes by Buyer, the Company or any of its Subsidiaries or any of their Affiliates as a result of the Closing and the satisfaction of the Indebtedness on the Closing Date.

“WARN Act” has the meaning set forth in Section 5.4(e).

“Wendel” means Winvest Conseil SA, a Société anonyme organized under the laws of France.

“Wendel Group” means Wendel and its Affiliates other than the Company and its Subsidiaries.

“Wendel Management Agreement” means the Services Agreement, dated as of March 14, 2016, by and between CSP Technologies North America, LLC and Winvest Conseil SA, as amended from time to time.

“Unaudited Financial Statements” has the meaning set forth in Section 3.7(a).

“USD Equivalent” means, in respect of any amount expressed in a currency other than the U.S. dollar, the corresponding amount in U.S. dollars resulting from multiplying such amount in the applicable currency by the Spot Rate.

1.2. Rules of Construction.

Unless the context otherwise requires:

(a) a capitalized term has the meaning assigned to it;

(b) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

EXECUTION VERSION

(c) references to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits of this Agreement, unless otherwise specified;

(d) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(e) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;
(f) all monetary figures shall be in United States dollars unless otherwise specified;
(g) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;
(h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”;

(i) whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was made available for viewing by Buyer and its Representatives in the “Project Unicorn” electronic data room hosted by Intralinks Datasite (the “Data Room”), at all times during the one (1) day period prior to the date of this Agreement;

(j) to the extent computation of any amounts contemplated by this Agreement (including the Aggregate Estimated Consideration) include a currency other than U.S. dollars, such amounts shall be converted to U.S. dollars using the USD Equivalent;

(k) the word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation;
(l) references to an “officer” of Seller shall be construed as a reference to any of its directors or to any of its authorized signatories; and

(m) references to a “director” of the Company and to an “officer” of the Company shall be construed, respectively, as a reference to the sole manager of the Company and to any director or authorized signatory of the sole manager of the Company.

EXECUTION VERSION

ARTICLE II Purchase and Sale
2.1. Closing.

Subject to the terms and conditions of this Agreement, the closing of the Contemplated Transactions (the “Closing”) is to be held at the offices of Fried, Frank, Harris, Shriver and Jacobson LLP, at One New York Plaza, New York, New York 10004, at 10:00 a.m. local time on the date that is three (3) Business Days after the day on which the last of the conditions to the obligations of the parties hereto set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other date and place as Buyer and Seller shall otherwise mutually agree.  The date on which the Closing actually occurs in compliance with this Section 2.1 is the “Closing Date”.

2.2. Purchase and Sale.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, all of the Purchased Interests.

2.3. Determination of Aggregate Estimated Consideration.

(a) At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written certificate executed by an officer of the Company, dated the date of its delivery and setting forth:

(i) in reasonable detail the Company’s good faith estimate of the Aggregate Estimated Consideration (the “Estimated Closing Date Statement”), including each of (1) the Closing Date Net Working Capital (and each component thereof) (the “Estimated Closing Date Net Working Capital”) and, based thereon, the Closing Net Working Capital Adjustment Amount, (2) the Closing Cash (and each component thereof) (the “Estimated Closing Cash”), (3) the Closing Funded Indebtedness (and each component thereof) (the “Estimated Closing Funded Indebtedness”) and (4) the Closing Transaction Expenses (and each component thereof) and, to the extent applicable, invoices from each recipient of the Closing Transaction Expenses that sets forth wire transfer instructions for the payment of such Closing Transaction Expenses to such Person) (the “Estimated Closing Transaction Expenses”), which Estimated Closing Date Statement shall contain reasonably detailed support for each calculation set forth therein; and

(ii) to the extent then available, the respective amounts, bank accounts and wire information to which each of the amounts payable pursuant to Section 2.4(a)(i) through Section 2.4(a)(iv) shall be paid.  Any payments required to be made by Buyer pursuant to this Article II shall be made by wire transfer of immediately available funds unless otherwise designated by the payee thereof.

2.4. Payments and Deliveries at the Closing.
(a) At the Closing, Buyer shall make the following payments:

EXECUTION VERSION

(i) to the account of each Person to whom any Funded Indebtedness (other than Excluded Funded Indebtedness) is owed, on behalf of the Company, an amount equal to the Funded Indebtedness owing to such Person, in each case as set forth in payoff letters provided to Buyer;

(ii) to an account designated by the Escrow Agent, an amount equal to the Adjustment Escrow Amount, which amount shall be held by the Escrow Agent pursuant to an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”) in a separate account (the “Adjustment Escrow Account”);

(iii) to the account of each Person to whom the Closing Transaction Expenses are owed, an amount equal to the portion of the Closing Transaction Expenses owing to such Person (other than Closing Transaction Expenses that are payable to employees of the Company, which shall be delivered to the Company to be paid through its payroll in accordance with the terms of the applicable arrangements); and

(iv) to the account designated by Seller in consideration for the Purchased Interests an amount equal to the Aggregate Estimated Consideration, less the Adjustment Escrow Amount, by wire transfer of immediately available funds.

(b) Buyer, its Affiliates and, effective upon the Closing, the Company and its Subsidiaries, and any of their agents, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax Law; provided, that in the event any Person is required to withhold amounts pursuant to this Section 2.4(b), such Person shall provide prior written notice to the Seller of the amount subject to withholding and the provision of Law requiring such withholding, and shall provide the Seller a reasonable opportunity to deliver such forms, certificates or other evidence as would eliminate or reduce any such required withholding; provided,  further, that the parties acknowledge and agree that no withholding is required pursuant to Section 1445 (provided that Seller shall have delivered the FIRPTA Certificate) or Section 1446(f) of the Code (provided that Seller shall have delivered the certificate described in Section 2.4(d)(vi)). If any amount is so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed.

(c) At or prior to the Closing, Buyer will deliver to Seller all of the following:
(i) a counterpart signature page to the Escrow Agreement, duly executed by Buyer and the Escrow Agent;
(ii) the certificate contemplated by Section 6.2(c), duly executed by Buyer; and
(iii) a counterpart signature page to the Assignment Agreement, duly executed by Buyer.
(d) At or prior to the Closing, Seller will deliver to Buyer all of the following:

EXECUTION VERSION

(i) a termination agreement with respect to: (A) the Wendel Management Agreement and (B) the Service Agreement (contrat de prestation de services), dated as of January 27, 2015, by and between the Company and Trief Corporation S.A., as amended, in each case, extinguishing any liability of the Company and its Subsidiaries;

(ii) resignation letters, dated as of the Closing Date, of the directors of the Company and its Subsidiaries and officers of the Company and its Subsidiaries that are employees of Wendel or any of its Affiliates (other than the Company and its Subsidiaries), in each case as requested by Buyer no later than three (3) Business Days prior to the Closing Date;

(iii) a transfer form or similar document, in form and substance reasonably satisfactory to Buyer, executed by Seller and confirming that the Purchased Interests are transferred with effect as of the Closing Date (the “Assignment Agreement”), which such Assignment Agreement shall contain, attached as an exhibit thereto, a copy of the duly updated and signed shareholders’ register of the Company and of CSP Technologies Europe SAS evidencing the transfer of the all of the Purchased Interests;

(iv) customary payoff letters providing for the discharge of Funded Indebtedness (other than the Excluded Funded Indebtedness), duly executed by each holder of Funded Indebtedness and containing the agreement by such holder that upon payment in full of all such amounts owed to such holder the applicable documents shall be terminated and such holder shall release and terminate all Liens securing such Funded Indebtedness, in order to fully discharge such Funded Indebtedness;

(v) a certificate (the “FIRPTA Certificate”) pursuant to Treasury Regulation Section 1.1445-11T(d)(2)(i) certifying that fifty percent (50%) or more of the value of the gross assets of CSP Technologies Europe SAS does not consist of “United States real property interests” or that ninety percent (90%) or more of the value of the gross assets of CSP Technologies Europe SAS does not consist of “United states real property interests” plus “cash or cash equivalents” (as such term is defined by Treasury Regulation Section 1.1445-11T(d)(1));

(vi) a certificate, in form and substance reasonably satisfactory to Buyer, (A) pursuant to Section 6.02 of Revenue Procedure 2018-29 certifying that the transfer of the CSP Europe Interests will not result in realized gain, (B) pursuant to Section 6.03 of Revenue Procedure 2018-29 certifying that for Seller’s immediately prior taxable year and the two (2) taxable years that precede it Seller was a partner in CSP Technologies Europe SAS for the entirety of each of those years, and that Seller’s allocable share of “effectively connected taxable income” for each of those taxable years was less than twenty-five percent (25%) of Seller’s total distributive share of income for that year, or (C) pursuant to Section 6.04 of Revenue Procedure 2018-29 from CSP Technologies Europe SAS certifying that if CSP Technologies Europe SAS had sold all of its assets at their fair market value, the amount of gain that would have been effectively connected with the conduct of a trade or business within the United States would be less than twenty-five percent (25%) of the total gain;

(vii) the certificate contemplated by Section 6.3(d), duly executed by Seller;

EXECUTION VERSION

(viii) an excerpt from the Luxembourg Register of Commerce and Companies (the “RCS”) with respect to the Company, dated no earlier than three (3) Business Days prior to the Closing Date;

(ix) an electronic certificate as to the absence of a court decision (certificat de non-inscription d’une decision judiciaire), issued by the RCS, dated no earlier than three (3) Business Days prior to the Closing Date, certifying that no Luxembourg court decision has been filed with the RCS regarding the Company with respect to any event of bankruptcy (faillite), composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), voluntary liquidation (liquidation volontaire) or foreign court decision as to faillite,  concordat or other analogous procedures (the “RCS Filing Requirements”) which are required to be filed with the RCS in accordance with the law of December 19, 2002; and

(x) evidence that all required Form 5330 filings for the 401(k) Plan have been filed.
2.5. Purchase Price Adjustment.

(a) Within seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement setting forth (i) Buyer’s good faith calculation of the Closing Date Net Working Capital (and each component thereof) and, based thereon, the Closing Net Working Capital Adjustment Amount, the Closing Cash (and each component thereof), the Closing Funded Indebtedness (and each component thereof) and the Closing Transaction Expenses (and each component thereof), which written statement shall contain reasonably detailed support for each calculation set forth therein and (ii) based thereon, its calculation of the Aggregate Consideration and the Net Positive Purchase Price Adjustment Amount or Net Negative Purchase Price Adjustment Amount assuming the amounts set forth in the Purchase Price Adjustment Statement were final (the “Purchase Price Adjustment Statement”).

(b) Following the delivery of the Purchase Price Adjustment Statement, Seller shall have sixty (60) days (the “Review Period”) to review the Purchase Price Adjustment Statement.  During the Review Period, Buyer shall provide Seller and its Representatives with reasonable access to the books and records of the Company and its Subsidiaries through the Closing Date and relevant personnel in connection therewith, and work papers prepared by Buyer or Buyer’s accountants to the extent that they relate to the Purchase Price Adjustment Statement; provided,  however, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer, the Company or its Subsidiaries.  For the purposes of this Agreement, the Closing Date Net Working Capital shall be calculated in accordance with this Agreement (including the items and exclusions set forth on Section 1.1(a) of the Seller Disclosure Schedule) and with IFRS applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Financial Statements (“IFRS Consistently Applied”).

EXECUTION VERSION

(c) If Seller disagrees with the calculation of any of the items set forth in the Purchase Price Adjustment Statement, Seller shall notify Buyer in writing of such disagreement (an “Objection Dispute”) on or prior to the last day of the Review Period.  Any Objection Dispute shall specify in reasonable detail the nature of any disagreement so asserted, and include reasonable supporting documentation.  If Seller fails to deliver an Objection Dispute before the expiration of the Review Period, the Purchase Price Adjustment Statement shall be deemed to be the final Purchase Price Adjustment Statement (the “Final Purchase Price Adjustment Statement”) and shall be deemed to be final and binding on Buyer, the Company, and Seller for purposes of this Agreement.  The Closing Date Net Working Capital, the Closing Net Working Capital Adjustment Amount, the Closing Cash, the Closing Funded Indebtedness and the Closing Transaction Expenses, each as shown on the Final Purchase Price Adjustment Statement, shall be referred to as the “Final Closing Date Net Working Capital,” the “Final Closing Net Working Capital Adjustment Amount,” the “Final Closing Cash,” the “Final Closing Funded Indebtedness” and the “Final Closing Transaction Expenses,” respectively.

(d) If Seller delivers a notice of an Objection Dispute pursuant to Section 2.5(c), Buyer and Seller shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the parties.  If Buyer and Seller are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by Seller to Buyer, then the disputed matters shall, at the request of either Seller or Buyer, be referred for final determination to KPMG (the “Accounting Arbitrator”) within fifteen (15) days thereafter.  If such firm is unable to serve, Buyer and Seller shall jointly select an Accounting Arbitrator from an accounting firm of national standing.  If Buyer and Seller are unable to agree upon an Accounting Arbitrator within such time period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York; provided, that such firm shall not be the independent auditor of (or otherwise serve as a consultant to) either Buyer or Seller (or their respective Affiliates).  The Accounting Arbitrator shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and Seller have disagreed within the time periods and amounts and on the terms specified in Section 2.5(c) and this Section 2.5(d), limit its review and determination to those items that remain in dispute and resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement.  The Accounting Arbitrator shall deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein.  In resolving any disputed item, the Accounting Arbitrator shall be bound by the principles set forth in this Section 2.5 and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Seller in its written submission or less than the smallest value for such item claimed by either Buyer or Seller in its written submission.  Such report shall be final and binding upon all of the parties to this Agreement.  Upon the agreement of Buyer and Seller or the decision of the Accounting Arbitrator, the Purchase Price Adjustment Statement, as adjusted (if necessary) pursuant to the terms of this Agreement, shall be deemed to be the final Purchase Price Adjustment Statement (the “Final Purchase Price Adjustment Statement”) and shall be deemed to be final and binding on Buyer, the Company, and Seller for purposes of this Agreement.  The Closing Date Net Working Capital, the Closing Net Working Capital Adjustment Amount, the Closing Cash, the Closing Funded Indebtedness and the Closing Transaction Expenses, each as shown on the Final Purchase Price Adjustment Statement, shall be referred to as the “Final Closing Date Net Working Capital,” the

EXECUTION VERSION

“Final Closing Net Working Capital Adjustment Amount,” the “Final Closing Cash,” the “Final Closing Funded Indebtedness” and the “Final Closing Transaction Expenses” respectively.  The fees, expenses and costs of the Accounting Arbitrator shall be borne by Buyer and Seller, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Arbitrator by such party that are unsuccessfully disputed by such party (as finally determined by the Accounting Arbitrator) bears to the aggregate dollar amount of disputed items submitted by Buyer and Seller.

(e) If the Aggregate Consideration exceeds the Aggregate Estimated Consideration (such excess, “Net Positive Purchase Price Adjustment Amount”), then Buyer shall pay the Net Positive Purchase Price Adjustment Amount to the account of Seller as designated by Seller and by wire transfer of immediately available funds.  In addition, Seller will be entitled to receive the amount then held in the Adjustment Escrow Account and Buyer and Seller shall deliver a Joint Direction instructing the Escrow Agent to make payments of such amount out of the Adjustment Escrow Account to the account of Seller, in each case as designated by Seller, in each case by wire transfer of immediately available funds.

(f) If the Aggregate Estimated Consideration exceeds the Aggregate Consideration (such excess, the “Net Negative Purchase Price Adjustment Amount”), then Buyer shall be entitled to receive a payment in cash out of the Adjustment Escrow Account in an amount equal to the Net Negative Purchase Price Adjustment Amount, and Buyer and Seller shall deliver a Joint Direction instructing the Escrow Agent to make a payment to Buyer in an amount equal to the Net Negative Purchase Price Adjustment Amount; provided, that, in the event the Adjustment Escrow Amount is insufficient to make the full amount of such payment to Buyer pursuant to this Section 2.5(f), Seller shall pay the remaining amount of any payment directly to Buyer in cash.  In addition, if the amount of the Adjustment Escrow Amount is greater than the Net Negative Purchase Price Adjustment Amount, then Buyer and Seller shall deliver a Joint Direction instructing the Escrow Agent to make an aggregate payment equal to the difference between the Adjustment Escrow Amount and the Net Negative Purchase Price Adjustment Amount to Seller as designated by Seller and by wire transfer of immediately available funds.

(g) The parties hereto agree to treat any payment made pursuant to this Section 2.5 as an adjustment to the Aggregate Consideration for federal, state, local and foreign income tax purposes.

2.6. Post-Closing Integration.  The parties acknowledge and agree that after the Closing of the Contemplated Transactions, Buyer (or an Affiliate thereof) intends to transfer the CSP Europe Interests to an Affiliate of Buyer, Aptargroup Holding SAS, a simplified stock company (société par actions simplifiée) governed by the Laws of France, having its registered office at 36/38 rue de la Princesse, F-78430 Louveciennes, with a sole registration number SIREN 666 450 010 RCS Versailles, in order to provide for the inclusion of the CSP Europe Interests (and, for the avoidance of doubt, the Company’s French Subsidiaries) into a consolidated Tax group formed by certain French Subsidiaries of Buyer.

EXECUTION VERSION

ARTICLE III Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule contemplated by Section 8.12, Seller hereby represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

3.1. Organization.

(a) Seller has been duly incorporated and is validly existing under the Laws of the Grand Duchy of Luxembourg and has the requisite power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted.  The Company and each of its Subsidiaries is a corporation or legal entity duly incorporated or organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization.

(b) The Company and each of its Subsidiaries has all power and authority, and possesses all material governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted.  The Company has not filed, become subject to, or benefitted from faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de faillite (composition with creditors), liquidation judiciaire (compulsory liquidation) rulings, a decision of liquidation volontaire (voluntary liquidation) or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 on, inter alia, the RCS, or a decision appointing an interim administrator (administrateur provisoire) have been filed with the RCS.

(c) Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, except where the failure to be so qualified would not be material to the Company and its Subsidiaries, taken as a whole.  True and complete copies of the certificate or articles of incorporation, bylaws, certificate of formation, limited liability company operating agreement or other organizational or governance documents of the Company and its Subsidiaries, all as amended to date of this Agreement, have been made available to Buyer.

(d) Section 3.1(d) of the Seller Disclosure Schedule sets forth a true and complete list of: (i) the names of the members of the board of directors (or similar body) of the Company and each of the Company Subsidiaries; and (ii) the names and titles of the officers of the Company and each of the Company Subsidiaries.

EXECUTION VERSION

3.2. Authorization and Enforceability.  The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller, as applicable, have been duly and validly authorized by Seller, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions that are required to be performed by Seller.  This Agreement has been duly authorized, executed and delivered by Seller, and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be, at the Closing, duly authorized, executed and delivered by Seller.  This Agreement (assuming this Agreement is a valid and legally binding obligation of the other party hereto) constitutes, and each of the Ancillary Documents to be delivered and executed at Closing (assuming each Ancillary Document is a valid and legally binding obligation of the other parties thereto), will constitute, a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3. Title.  Seller has good and valid title to the Purchased Interests, free and clear of any Liens, other than restrictions on transfer that may be imposed by generally applicable securities Laws and the agreements entered into by Buyer incident to this Agreement.  The shareholders’ register of the Company and the file of the Company at the RCS is accurate, complete and up to date.  Seller has the power and authority to sell, transfer, assign, convey and deliver to Buyer the Purchased Interests, and such delivery will convey to Buyer at the Closing good and valid title to the Purchased Interests, free and clear of all Liens, other than restrictions on transfer that may be imposed by generally applicable securities Laws and the agreements entered into by Buyer incident to this Agreement.

3.4. No Violation.  Except as set forth in Section 3.4 of the Seller Disclosure Schedule, the execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, the consummation of the Contemplated Transactions that are required to be performed by Seller and compliance with and performance by Seller of the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (a) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other similar organizational documents of Seller or the Company or any of its Subsidiaries, (b) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate any applicable Law or Order, (c) violate or result in a breach of or constitute a default under, require the consent of any third party under, result in or permit the termination or amendment of any provision of, result in or permit the acceleration or cancellation of performance of any obligation under, any Material Contract, (d) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any assets owned or used by the Company or any of the Company’s Subsidiaries or (e) conflict with or violate, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any licenses or Permits that are held by any of Seller, the Company or the Company Subsidiaries or that otherwise relates to any of their respective businesses or any of the assets owned or used by any of them, except, in the cases of clauses (b) or (e), to the extent such conflict, violation, breach, default, required consent, termination, amendment or acceleration would not be material to the Company and its Subsidiaries, taken as a whole.

EXECUTION VERSION

3.5. Governmental Authorizations and Consents.  No material consents, licenses, approvals, clearances, waivers or authorizations of, or registrations, declarations, notifications or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by Seller, the Company or any of the Company’s Subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Seller, the Company or a Company Subsidiary is, or is to be, a party or the consummation by Seller, the Company or a Company Subsidiary of the Contemplated Transactions, except for (a) such filings as may be required under the HSR Act and (b) those resulting specifically from the identity of Buyer (as opposed to another party) being party to the Contemplated Transactions.

3.6. Capitalization of the Company and its Subsidiaries.

(a) The Company.  The issued share capital of the Company consists of 191,872,832 shares.  The record owner of all of the issued and outstanding Purchased Interests is as set forth on Section 3.6(a)(i) of the Seller Disclosure Schedule.  All of the Purchased Interests have been validly issued and are fully paid and non-assessable, have not been issued in violation of any preemptive or similar rights, were issued in compliance with applicable securities Laws or exemptions therefrom and are free and clear of any Liens, other than Liens imposed by applicable securities Laws.  Except as set forth on Section 3.6(a)(ii) of the Seller Disclosure Schedule, no other Equity Securities of the Company are issued, reserved for issuance or outstanding.  The Company does not have any (i) outstanding options or other securities convertible into or exchangeable or exercisable for any shares or any rights to subscribe for or to purchase, or any agreements, arrangements or commitments providing for the issuance, delivery or sale, or reservation for issuance (contingent or otherwise) of any shares or other Equity Securities of the Company or (ii) outstanding equity appreciation, phantom equity, profit participation or similar rights.

(b) Except as set forth in Section 3.6(b) of the Seller Disclosure Schedule, the Company is not a party to, or subject to, any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, buy sell agreements or other Contract, option, pledge or preemptive right, including any Contract restricting the ownership, voting rights, distribution rights or disposition of the Purchased Interests or any other Equity Securities of the Company.

EXECUTION VERSION

(c) Subsidiaries.  Section 3.6(c)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of the Company, listing for each Subsidiary its name, its jurisdiction of organization, its authorized equity interests and the ownership of all issued and outstanding equity interests.  All the outstanding shares of capital stock, partnership interests, limited liability company interests or other equity interests, as applicable, of each of the Company’s Subsidiaries have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, were issued in compliance with applicable securities Laws or exemptions therefrom and are owned, directly or indirectly, by the Company, free and clear of any Liens, other than Liens imposed by applicable securities Laws.  Except as set forth in Section 3.6(c)(ii) of the Seller Disclosure Schedule, there are no (i) outstanding options or other securities convertible into or exchangeable or exercisable for any shares of the capital stock, partnership interests, limited liability company interests or other equity interests, as applicable, of any of the Company’s Subsidiaries or any rights to subscribe for or to purchase, or any agreements, arrangements or commitments of any kind or character providing for the issuance, delivery or sale, or reservation for issuance (contingent or otherwise) of any shares of capital stock, partnership interests, membership interests or other equity interests, as applicable, of any of the Company’s Subsidiaries or (ii) outstanding equity appreciation, phantom equity, profit participation or similar rights with respect to any of the Company’s Subsidiaries.  Except as set forth in Section 3.6(c)(iii) of the Seller Disclosure Schedule, none of the Company’s Subsidiaries is subject to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or stockholders agreement, buy sell agreements or other Contract, including any Contract restricting the ownership, voting rights, distribution rights or disposition of the shares of capital stock, partnership interests, limited liability company interests or other equity interests of the Company’s Subsidiaries.  Except as set forth in Section 3.6(c)(i) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, partnership interests, limited liability company interests or other equity interests of any Person.

3.7. Financial Statements.

(a) Section 3.7(a) of the Seller Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2017 (the “Balance Sheet Date”) and December 31, 2016 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ending December 31, 2017 and December 31, 2016 and (ii) the unaudited consolidated balance sheet (the “Interim Balance Sheet”) of the Company and its Subsidiaries as of May 31, 2018 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statements of income, and stockholders’ equity, respectively, for the five-month period ended on such date (the “Unaudited Financial Statements”).

(b) Except as set forth in Section 3.7(b) of the Seller Disclosure Schedule, the Financial Statements have been prepared in all material respects in accordance with IFRS applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of the Company and its Subsidiaries as of its respective date and the consolidated results of operations and stockholders’ equity, or cash flows, as the case may be, of the Company and its Subsidiaries for the period covered thereby, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments that are immaterial in amount.

EXECUTION VERSION

(c) The systems of internal controls of the Company and its Subsidiaries are sufficient to provide reasonable assurance that, in all material respects: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS; (ii) receipts and expenditures are executed only in accordance with the authorization of management and (iii) the unauthorized acquisition, use or disposition of the Company’s and the Company’s Subsidiaries’ assets that would materially affect the financial statements of the Company and its Subsidiaries are prevented and timely detected.

(d) Indebtedness. The only Indebtedness of the Company and its Subsidiaries under clauses (a) and (b) of the definition thereof is pursuant to the Credit Agreement.

3.8. No Undisclosed Material Liabilities.  There is no liability, commitment or obligation of the Company or its Subsidiaries, whether absolute, contingent, accrued or unaccrued, asserted or unasserted, known or unknown or otherwise, other than (a) liabilities, commitments or obligations reflected, accrued or reserved against in the Interim Balance Sheet, (b) those incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, (c) as set forth in Section 3.8 of the Seller Disclosure Schedule or (d) contractual liabilities relating to future performance obligations under (i) any Contract disclosed in the Seller Disclosure Schedule or (ii) any other Contract not required to be set forth in the Seller Disclosure Schedule (other than, in the case of clauses (i)-(ii), any liabilities or other obligations arising out of or resulting from a breach by Seller, the Company or the Company’s Subsidiaries thereunder) or (e) liabilities, commitments or obligations that would not be material to the Company and its Subsidiaries, taken as a whole.

3.9. Absence of Certain Changes.  Except as set forth in Section 3.9 of the Seller Disclosure Schedule, since the Interim Balance Sheet Date, (i) there has not been a Company Material Adverse Effect, (ii) each of the Company and its Subsidiaries has conducted its business in the ordinary course consistent with past practice, (iii) there has not been any damage, destruction, loss, claim, condemnation or other taking materially adversely affecting the business of the Company or the Company Subsidiaries, taken as a whole, and (iv) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(b) (other than clauses (i), (v), (xv), (xviii), (xxii) or (xxv)).

EXECUTION VERSION

3.10. Real Property.

(a) Section 3.10(a)(i) of the Seller Disclosure Schedule includes a true, correct and complete list of all real property leases, subleases, licenses or other occupancy agreements used by the Company or its Subsidiaries or to which any of them is a party as lessee, sublessee, licensee or occupant (the “Real Property Leases,” and the properties leased, subleased, licensed or occupied thereunder, the “Leased Real Property”).  The Company or its Subsidiaries, as applicable, have a valid leasehold interest in all of the Leased Real Property free and clear of all Liens, other than Permitted Liens.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, (A) no default by the Company or its Subsidiaries, or, to the Knowledge of the Company, the lessor, exists under any Real Property Leases and (B) each Real Property Lease is legal, valid and binding on, and enforceable against, the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, on and against the lessor or other party thereto, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Neither the Company nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Property Leases.

(b) Section 3.10(b) of the Seller Disclosure Schedule sets forth a true and complete list of all the real property owned by the Company or its Subsidiaries (such properties, the “Owned Real Property”) and the record owner thereof.  Except as set forth in Section 3.10(b) of the Seller Disclosure Schedule, the Company and its Subsidiaries have good marketable and valid fee simple title to all of the Owned Real Property free and clear of all Liens, other than Permitted Liens.  Neither the Company nor any of its Subsidiaries is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell or acquire any real property.  Except as would not be material to the Company and its Subsidiaries, taken as a whole,  the Company and its Subsidiaries have fulfilled and performed in all material respects all obligations binding upon the Owned Real Property that are required to be performed by the Company or a Subsidiary prior to the date of this Agreement.

(c) Neither the whole nor any part of the Owned Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated.  There are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Real Property (except under the Real Property Leases and Permitted Liens).

3.11. Title to Assets.  The Company and each of its Subsidiaries has good and valid title to all of its respective material assets and properties, free and clear of all Liens, other than Permitted Liens.  The assets and properties owned or leased by the Company and its Subsidiaries (i) constitute all of the material assets and properties used in or necessary for the operation of the business of the Company and its Subsidiaries as is currently conducted, (ii) are in good and serviceable condition (ordinary wear and tear excepted) and (iii) in all material respects, are suitable for the uses for which they are intended.

EXECUTION VERSION

3.12. Accounts Receivable; Inventories.

(a) All accounts receivable reflected in the Interim Balance Sheet have arisen from bona fide transactions by the Company and its Subsidiaries in the ordinary course of the business of the Company and its Subsidiaries.  All accounts receivable of the Company and its Subsidiaries are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet.  All accounts receivable of the Company and its Subsidiaries constitute only valid, undisputed claims of the Company or its Subsidiaries not subject to claims of setoff or other defenses or counterclaims, other than normal cash discounts accrued in the ordinary course of business.

(b) The inventories of the Company and its Subsidiaries (including raw materials, supplies, work-in-process, finished goods and other materials) are in all material respects (i) in good, merchantable and useable condition and (ii) in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and, in the case of all other inventories, are of a quality and quantity useable in the ordinary course of business.

3.13. Intellectual Property.

(a) Section 3.13(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of Company Intellectual Property that is either: (i) subject to an application or registration with a Governmental Authority or Internet domain name registrar  (by name, owner, jurisdiction, and, where applicable, registration or application number and the filing, issuance, and/or grant date) (collectively “Company Registered IP”); or (ii) a Trade Secret that is material to the business of the Company or any of its Subsidiaries.  Each item of Intellectual Property identified in Section 3.13(a)(i) of the Seller Disclosure Schedule has been duly registered in, filed in or issued by the appropriate Governmental Authority where such registration, filing or issuance is necessary or appropriate for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) All registrations set forth in Section 3.13(a) of the Seller Disclosure Schedule are subsisting, valid, and enforceable, and all applications set forth on the same are pending and in good standing.  Without limiting the generality of the foregoing:

(i) except as set forth in Section 3.13(b)(i) of the Seller Disclosure Schedule, all applications and registrations set forth on Section 3.13(a) of the Seller Disclosure Schedule are in effect and all renewal fees and other maintenance fees have been paid and all other filings, payments, maintenance, and other actions required to be made or taken by the Company or any of its Subsidiaries to maintain each item of Company Registered IP in full force and effect have been properly made and taken;

EXECUTION VERSION

(ii) except as set forth in Section 3.13(b)(ii) of the Seller Disclosure Schedule, no interference, opposition, reissue, re-examination, cancellation or other Litigation of any nature is or has been, since January 29, 2015, pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company Registered IP is being, has been since January 29, 2015 or would reasonably be expected to be, contested or challenged, and to the Knowledge of the Company, there is no reasonable basis for a claim that any Company Registered IP is invalid or unenforceable; and

(iii) except as set forth in Section 3.13(b)(iii) of the Seller Disclosure Schedule, none of the Company or its Subsidiaries, nor any Company Intellectual Property or Company Product, is subject to any Order (A) restricting in any manner the use, distribution, transfer or licensing by the Company or any of its Subsidiaries of any Company Intellectual Property, or which may affect the validity, use or enforceability of any Company Intellectual Property, or (B) restricting the conduct of the business of the Company and its Subsidiaries in order to accommodate the Intellectual Property of any other Person.

(c) The Company and its Subsidiaries own or otherwise have, and immediately after the Closing will continue to have, a valid and legally enforceable right to use, in each case free and clear of any Liens (other than Permitted Liens), all Intellectual Property used in connection with or necessary to conduct the business of the Company or any of its Subsidiaries as currently conducted. Except as set forth in Section 3.13(c) of the Seller Disclosure Schedule, the Company or its Subsidiaries exclusively own all right, title, and interest in and to the Company Intellectual Property (other than Company Intellectual Property exclusively licensed to the Company or its Subsidiaries) and no Person has alleged since January 29, 2015 in writing (or, to the Knowledge of the Company, via any other means of communication) to have an ownership interest in any such Company Intellectual Property.  Without limiting the generality of the foregoing:

(i) the Company or its applicable Subsidiary has secured from each Company Service Provider who is or was involved in the creation or development of any material Intellectual Property (including any Intellectual Property incorporated or embodied in a Company Product) for or on behalf of the Company or any Company Subsidiary a signed, valid and enforceable agreement containing: (A) an irrevocable assignment to the Company of all Intellectual Property created or developed by such Company Service Provider in the course of that Company Service Provider’s work for the Company or any Company Subsidiary, including all such Intellectual Property rights pertaining to any Company Intellectual Property; and (B) confidentiality provisions protecting the confidential portions of such Company Intellectual Property;

EXECUTION VERSION

(ii) no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution (other than refundable tax credits) have been or are being used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, and, to the Knowledge of the Company, no Company Service Provider who was involved in, or who contributed to, the creation or development of any Intellectual Property for or on behalf of the Company or any Company Subsidiary performed services for any Governmental Authority, university, college, research institute or other educational institution during a period of time during which the Company Service Provider was also performing services for the Company, except in each case as would not (and would not reasonably be expected to), individually or in the aggregate, adversely affect in any material respect the Company or its Subsidiaries;

(iii) neither the Company nor any of its Subsidiaries is or has ever been a member of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Intellectual Property; and

(iv) except as set forth in Section 3.13(c)(iv) of the Seller Disclosure Schedule, no Person has a joint ownership or co-ownership interest in any Company Intellectual Property or Company Product, nor is the Company or any of its Subsidiaries obligated to assign rights in any Company Intellectual Property or Company Product to any other Person.

(d) Except as set forth in Section 3.13(d)(i) of the Seller Disclosure Schedule, neither the Company’s nor any of its Subsidiaries’ use of any Intellectual Property nor the conduct of their respective businesses (A) infringes on (directly, contributorily, by inducement or otherwise), misappropriates, dilutes or otherwise violates, or (B) has infringed, misappropriated, diluted or otherwise violated any Intellectual Property or other proprietary rights of any other Person since the Relevant Date.  Except as set forth in Section 3.13(d)(ii) of the Seller Disclosure Schedule, no Litigation alleging infringement, misappropriation, dilution or violation of the Intellectual Property of any Person is pending or, to the Knowledge of the Company, has been threatened against the Company or any of its Subsidiaries since January 29, 2015.  Except as set forth in Section 3.13(d)(iii) of the Seller Disclosure Schedule, the Company has not, since January 29, 2015, received any notice in writing (or, to the Knowledge of the Company, via any other means of communication) relating to any actual, alleged or suspected infringement, misappropriation, dilution or violation of any Intellectual Property of another Person by the Company or its Subsidiaries or Company Products (in each case including any written or other communications suggesting or offering that the Company or any of its Subsidiaries obtain a license to any Intellectual Property of another Person).

(e) To the Knowledge of the Company, no Person (including any Company Service Provider) is infringing, misappropriating, diluting or violating any material Company Intellectual Property or Company Product.  No clams or allegations that a Person is infringing on, misappropriating, diluting or otherwise violating any Company Intellectual Property are pending or have been since January 29, 2015 threatened in writing by or on behalf of the Company or any of its Subsidiaries against any other Person.

EXECUTION VERSION

(f) The Company has taken (and has caused its Subsidiaries to take) commercially reasonable precautions to maintain the confidentiality and otherwise protect the confidentiality of its Trade Secrets and other proprietary information pertaining to the Company and its Subsidiaries, the Company Intellectual Property, any Company Product, or the business of the Company and its Subsidiaries.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Lien on, any Company Intellectual Property; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property.

3.14. Data Privacy.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) the Company and each Company Subsidiary complies and has complied, since the Relevant Date, with Company Privacy Policies, with all applicable Privacy Requirements, with all contractual obligations regarding Personal Data, including third party privacy policies which any of the Company or its Subsidiaries has been contractually obligated to comply with, and with any rules of applicable self-regulatory or other organizations in which any of the Company or its Subsidiaries is or has been a member and to which they are required to comply, and (ii) the consummation of the Contemplated Transactions will not result in any violation of any Company Privacy Policy, any contractual obligations regarding Personal Data  or any Privacy Requirements.  The Company and its Subsidiaries have obtained all material agreements, approvals, and licenses necessary to process Personal Data, including the transfer of Personal Data internationally, and are processing Personal Data in all material respects in accordance with the scope of such agreements, approvals, and licenses, if any.

(b) To the Knowledge of the Company, there is no complaint to or any audit, action, investigation or claim currently pending against the Company or any of its Subsidiaries by any private party or Governmental Authority in respect of Personal Data (collectively, “Information Security Program”). To the extent that third parties have access to any Company Personal Data, the Company and its Subsidiaries have required in all material respects that such third parties to comply with Privacy Requirements and its Information Security Program.

(c) The Company and its Subsidiaries have implemented and are in compliance with administrative, technical and physical safeguards that comply with Privacy Requirements in all material respects and are designed to (i) safeguard the security, confidentiality, and integrity of transactions of Personal Data; and (ii) protect against unauthorized access to, and use, alteration, disclosure or distribution of, the Company information technology systems or Personal Data.

(d) Since January 29, 2015, neither the Company nor any of its Subsidiaries nor, with respect to any Company Personal Data, any third Person acting at the Company’s or its Subsidiary’s direction have: (i) suffered a Data Breach and, to the Knowledge of the Company, none is threatened nor (ii) notified, or been required to notify, any Person or Governmental Authority of any Data Breach.

EXECUTION VERSION

3.15. Contracts.

(a) Material Contracts.  Section 3.15(a) of the Seller Disclosure Schedule is a true and complete list, as of the date hereof, of all of the following Contracts to which the Company or its Subsidiaries is a party or by which they are bound (the “Material Contracts”):

(i) Contracts evidencing Indebtedness set forth in clauses (a)-(f) of the definition thereof or the such guarantee of Indebtedness of the Company or any Company Subsidiary;

(ii) Contracts evidencing any obligations of the Company or any of its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries;

(iii) all Real Property Leases;
(iv) all Company Employment Contracts that provide for annual base compensation in excess of $150,000;
(v) all collective bargaining agreements or Contracts with any labor organization, union or association;

(vi) all material Company IP Agreements (other than non-exclusive licenses of Intellectual Property granted to customers in connection with the sale or provision of Company Products in the ordinary course of business);

(vii) any Contract that is a coexistence agreement, settlement agreement, or a consent agreement, or that includes a covenant not to sue granted in connection with any such agreement, in each case under which the Company or any of its Subsidiaries is restricted in its right to use, enforce or register any Intellectual Property;

(viii) leases of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make payments in excess of $100,000 per annum;

(ix) Contracts entered into at any time since January 29, 2015 pursuant to which the Company or any of its Subsidiaries acquired or disposed of (A) all or substantially all of a business (whether by merger, sale of stock, sale of assets or otherwise) or (B) any material equity or debt investment in any Person;

(x) Contracts with any Governmental Authority;
(xi) Contracts with the customers and suppliers set forth on Section 3.25(a) and Section 3.25(b) of the Seller Disclosure Schedule;

(xii) Contracts (A) limiting or purporting to limit the ability of the Company or its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, (B) under which the Company or a Company Subsidiary has received exclusive rights from, or granted exclusive rights to, another Person, or

EXECUTION VERSION

(C) that grant any right of first refusal or right of first offer or similar right with respect to any material assets of the Company or a Company Subsidiary, or (D) that grant any Person “most favored nation” or similar status;

(xiii) Contracts regarding the settlement of any Litigation involving the Company or any of its Subsidiaries at any time since January 29, 2015;
(xiv) any joint venture, partnership, strategic alliance or similar Contract; and
(xv) any Contract not of a type listed above involving reasonably anticipated payments to or from the Company or any of its Subsidiaries in excess of $1,000,000 per annum.

(b) Status of Material Contracts.  A true and complete copy of each Material Contract, including all amendments applicable thereto, has been made available to Buyer.  Except as disclosed in Section 3.15(b) of the Seller Disclosure Schedule, all Material Contracts (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) are valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  With respect to each Material Contract (i) neither the Company nor any of its Subsidiaries are in material default under or in material breach of, or in receipt of any written claim of material default under or material breach of, any Material Contract, (ii) to the Knowledge of the Company, no other party to any Material Contract is in material default under or in material breach of any Material Contract and (iii) no event has occurred and is continuing through the Company’s or its Subsidiaries’ actions or inactions which, with or without the lapse of time or the giving of notice or both, would result in a material default under or material breach of any Material Contract.

3.16. Compliance with Laws.

(a) (i) Seller is not, nor has it been, since the Relevant Date, in violation of any Law or Order in any material respect that is applicable to the Purchased Interests and (ii) neither the Company nor any of its Subsidiaries is or has been, since the Relevant Date, in violation of any Law or Order in any material respect that is applicable to it, its Equity Securities or the conduct or operation of its business or the ownership or use of any of its assets, including, with respect to each of clause (i) and (ii), any of the RCS Filing Requirements.  Since January 29, 2015, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority, qui tam relator or other third Person to the effect that the Company or any of its Subsidiaries is not in compliance with any applicable Law, which failure to comply would be material to the Company and its Subsidiaries, taken as a whole.

EXECUTION VERSION

(b) None of the Company, any of its Subsidiaries, its or their respective Representatives or Persons acting on behalf of the Company or any of its Subsidiaries has made, since the Relevant Date, any unlawful payment within the meaning of, and is not in any other way in violation of, any Anti-Corruption Law, nor have they otherwise offered, authorized, made or paid any bribes, kickbacks or other similar payments or transfers of value to another Person to obtain or retain business or secure an improper advantage.

(c) Section 3.16(c) of the Seller Disclosure Schedule sets forth a true and complete list of all material Permits which are required for the operation of the business of the Company and its Subsidiaries as currently conducted.  All such Permits are in full force and effect, and no suspension, revocation, cancellation or modification of any of them is, to the Knowledge of the Company, threatened, except for any such suspension, revocation, cancellation or modification that would not be material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries are and have been since the Relevant Date in material compliance with the terms of such Permits.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 29, 2015, none the Company or its Subsidiaries has suffered a suspension, revocation, cancellation or modification of any of such Permits and, to the Knowledge of the Company, no such suspension, revocation, cancellation or modification is threatened.

(d) None of the Company, any of its Subsidiaries or any of their respective Representatives is a Person that is owned or controlled by Persons that are: (i) the target of any sanction administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or other relevant sanctions authority (collectively, “Sanctions”), or (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitations, Crimea, Cuba, Iran, North Korea and Syria.  Except as set forth in Section 3.16(d) of the Seller Disclosure Schedule, the Company and each of its Subsidiaries is, and has been, since the Relevant Date, in compliance with United States and other applicable Sanctions, export and import controls, including but not limited to applicable regulations of the U.S. Department of Commerce, the U.S. Department of Treasury and the U.S. Department of State, customs Laws, anti-boycott Laws, anti-terrorism Laws and related measures.

3.17. Environmental Matters.

(a) Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, the Company and its Subsidiaries are, and have been, since the Relevant Date, in compliance in all material respects with all applicable Environmental Laws.

(b) Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have obtained all permits, licenses, authorizations, registrations, certifications and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”); all such Environmental Permits are in full force and effect, the Company and its Subsidiaries are and have since January 29, 2015 been in compliance in all material respects with the terms and conditions of such Environmental Permits, and there is no Litigation pending or, to the Knowledge of the Company, threatened, that seeks the revocation, cancellation, suspension or adverse modification of any such Environmental Permit.

EXECUTION VERSION

(c) Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of any pending Order or Litigation alleging liability of the Company or any of its Subsidiaries under any Environmental Law, nor is any such Order or Litigation threatened, except for any such pending or threatened Order or Litigation that would not be material to the Company and its Subsidiaries, taken as a whole

(d) Except as set forth on Section 3.17(d) of the Seller Disclosure Schedule, except as would not be material to the Company and its Subsidiaries, taken as a whole, there has been no Release of any Hazardous Substances at, on, under or from any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, or at any third Person site to which Hazardous Substances generated by the Company or any of its Subsidiaries were sent for treatment, recycling, storage or disposal, in each case, that requires investigation or remediation under any Environmental Law.

(e) Seller has, or has caused to be, made available to Buyer true and complete copies of all material environmental investigations, studies, audits or assessments related to the operation of the Company or any of its Subsidiaries, or to the Real Property, that are in the possession of Seller, the Company or any of its Subsidiaries.

3.18. Litigation. Except as set forth in Section 3.18 of the Seller Disclosure Schedule:

(a) there are no, and since January 29, 2015 there have been no material, claims, actions, suits, demands, summons, proceedings, litigation (in law or equity) by or before a Governmental Authority or investigations by a Governmental Authority (collectively, “Litigation”) pending or, to the Knowledge of the Company, threatened, (i) against or by the Company or any of its Subsidiaries or their respective (A) properties or business or (B) managers, officers, employees or Affiliates in their capacities as such, (ii) seeking injunctive relief or criminal sanctions or penalties against Seller, the Company or any of its Subsidiaries, or their employees (in their capacities as such) or (iii) seeking to enjoin, challenge, prevent or otherwise delay the Contemplated Transactions; and

(b) there is no, and since January 29, 2015 there has been no material, Order to which the Company or its Subsidiaries or any of their respective properties, assets or Equity Securities is subject or, to the Knowledge of the Company, threatened to be subject.

EXECUTION VERSION

3.19. Labor Matters.

(a) Except as set forth in Section 3.19(a) of the Seller Disclosure Schedule and other than mandatory national or industry-wide collective bargaining agreements, neither the Company nor any of its Subsidiaries (i) is a party to, bound by or subject to any collective bargaining agreements or other agreements with any labor organization or union, works council, or other employee organization (each, an “Employee Representative”) (and no such agreement is currently being requested by, or is under discussion by management with, any employee or others, and, to the Knowledge of the Company, there is no basis for the Company or any of its Subsidiaries to be subject to a collective bargaining agreement or other agreements with any labor organization, other than as set forth in Section 3.19(a) of the Seller Disclosure Schedule) and neither the Company nor any Subsidiary is currently negotiating, or obligated to negotiate, any such agreement with any union, labor organization, work council, employee organization or others; or (ii) is obligated by, or subject to, any order of the National Labor Relations Board or other Governmental Authority, or any unfair labor practice decision, arbitration decision or Order relating to employment with the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened material labor dispute, controversy or grievance or any unfair labor practice, charge or proceeding with respect to claims of, or obligations of, any employee or group of employees.  Neither the Company nor any of its Subsidiaries has received any notice that any labor representation request is currently pending or is threatened, nor to the Knowledge of the Company, is any organizing activity currently pending or threatened with respect to any employees.  Except as set forth in Section 3.19(b) of the Seller Disclosure Schedule, there have been no material labor strikes, disputes, slowdowns, pickets, lockouts, work stoppages or concerted protest actions, or any unfair labor practice proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.

(c) Each of the Company and its Subsidiaries is, and since January 29, 2015, has been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, company collective agreements, customs and/or unilateral undertakings, employment discrimination, disability rights or benefits, occupational health safety, worker’s compensation, affirmative action, unemployment compensation, leaves of absence, plant closures, mass layoffs, work authorization, functioning of employee’s representatives, provident schedules, health insurance schemes and wages and hours.  All employees are legally authorized to work in the country and facility in which they are located, and the Company and its Subsidiaries have maintained all work authorization and immigration documentation in accordance with applicable Law.

(d) The information contained in documents 10.1.1, 10.1.2 and 10.1.3 in the Data Room is true and correct in all material respects, as of the date set forth in such documents.  Seller has made available to Buyer true and complete copies of all agreements containing restrictive covenants entered into with any current or former employee that are still in effect.

EXECUTION VERSION

(e) The information contained in document 10.12.14 in the Data Room is true and correct in all material respects, as of the date set forth in such document.  Since the Relevant Date, the Company and each of its Subsidiaries have properly classified in accordance with all applicable Laws all of its respective service providers as either employees or independent contractors, and as exempt or non-exempt from overtime requirements, and have made all appropriate filings and withholdings in connection with services provided by, and compensation paid to, such service providers, and there is no agreement, to the Knowledge of the Company, that could allow any current independent contractor to claim the status of employee of the Company or any of its Subsidiaries.

(f) Since January 29, 2015, neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the WARN Act that remains unsatisfied.  No dismissal of any employee of the CSP French Subsidiaries would be reasonably likely to lead to consequences other than any amounts already paid by the Company or such Subsidiary.

(g) Except as set forth in Section 3.19(g) of the Seller Disclosure Schedule, as of the date hereof, all wages, bonuses and incentive compensation payable to employees and former employees of the Company or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company or any of its Subsidiaries with respect to wages, bonuses, incentive compensation or increases in compensation.

(h) To the Knowledge of the Company, as of the date hereof, (i) no key employee or manager of the Company or any of its Subsidiaries has indicated to the Company or such Subsidiary that he or she intends to resign or retire as a result of the Contemplated Transactions or otherwise, and (ii) neither the Company nor any of its Subsidiaries has any plans to terminate the employment of any key employee or manager.  No key employee or manager is under any notice of dismissal or mutual termination agreement (rupture conventionnelle homologue).

(i) There is no commitment from the CSP French Subsidiaries of any nature, whether express or implied, granted directly or indirectly, by such CSP French Subsidiaries that would restrict or affect in any manner whatsoever (including financial) any future dismissal or termination of any nature of any of the employees of the CSP French Subsidiaries, other than as provided by Law or an applicable collective bargaining agreement.

EXECUTION VERSION

3.20. Employee Benefits.

(a) Section 3.20(a)(i) of the Seller Disclosure Schedule sets forth a true and correct list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, equity-based compensation, profit sharing, savings, disability, incentive, deferred compensation, fringe benefit, retirement, severance, retention, change in control or other employee benefit plans, Contracts, policies or programs, maintained or contributed to or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of, or relating to, any current or former employees, independent contractors and directors of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has or could have any liability or in which any current or former employee, independent contractor and director of the Company or any of its Subsidiaries is eligible to participate, other than any Company Employment Contract (individually, a “Plan” and collectively, the “Plans”).  Section 3.20(a)(ii) of the Seller Disclosure Schedule sets forth a true and correct list of each Plan that is maintained in a jurisdiction outside of the United States.

(b) With respect to each Plan, the Company has made available to Buyer true, correct and complete copies of: (i) all material Plan documents and all amendments thereto (or, in the case of any unwritten Plan, a description of the material terms and conditions thereof), (ii) all material funding and administrative arrangement documents, including, but not limited to, trust agreements, insurance contracts, custodial agreements and investment manager agreements, (iii) the latest favorable determination letter, opinion letter or advisory letter received from the Internal Revenue Service (“IRS”) regarding the qualification of each Plan covered by Section 401(a) of the Code, (iv) if applicable, the most recently filed Form 5500 for each Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and for each Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof, and (vi) the most recent actuarial report, if applicable.

(c) Each Plan and Company Employment Contract (i) has been maintained, funded and administered in compliance in all material respects with all applicable Laws, Orders, statutes, regulations and rules issued by a Governmental Authority and, if applicable, with any agreement entered into with Employee Representatives and (ii) has been operated in compliance in all materials respects with its terms.  All contributions required to be made prior to the date hereof with respect to any Plan by applicable Law, any Order or any Plan document or other contractual undertaking, and all premiums due or payable prior to the date hereof with respect to any insurance policy funding any Plan or Company Employment Contract have been timely made.

(d) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter (or is established on a pre-approved form of plan document that has received a favorable advisory or opinion letter) from the IRS to the effect that such Plan is qualified under Sections 401(a) and 501(a) of the Code, respectively, and the IRS has not taken any action to revoke such determination, advisory or opinion letter and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan.

EXECUTION VERSION

(e) None of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly, with respect to (i) any multiemployer plan, as defined in Section 3(37) of ERISA or (ii) any plan that is or has been subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has incurred any liability, directly or indirectly, under Title IV of ERISA. No Plan or Company Employment Contract is, and none of the Company or any of its Subsidiaries has any liability, directly or indirectly, with respect to a plan providing for or promising retiree welfare benefits (including medical and life insurance benefits) to any current or former employee of the Company or any of its Subsidiaries (or any dependent thereof), except to the extent required by Section 4980B of the Code. No Plan or Company Employment Contract is a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA). None of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any liability (including contingent liability) on account of any violation of the health care requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any similar Law.

(f) There is no pending or, to the Knowledge of the Company, threatened material Litigation by or on behalf of any Plan, any employee or beneficiary covered under any Plan or Company Employment Contract or any Governmental Authority involving any Plan, or otherwise involving any Plan or Company Employment Contract (other than routine claims for benefits in the ordinary course).

(g) Neither the execution of this Agreement nor the consummation of the Contemplated Transactions (either alone or in combination with another event) will or could be reasonably expected to (i) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation, (ii) result in the acceleration of payment, funding or vesting under any Plan, Company Employment Contract or other plan, Contract or arrangement, or (iii) result in any increase in benefits payable under any Plan, Company Employment Contract or other plan, Contract or arrangement. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with Contemplated Transactions (either alone or in combination with another event) will be, or could reasonably be expected to be, an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Each Plan or Company Employment Contract that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code. None of the Company or any of its Subsidiaries have any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(i) No employee of the CSP French Subsidiaries is benefiting from or receiving (i) an employment guaranty, extended notice period, stock options / free shares or supplementary retirement schemes; or (ii) non-contractual bonuses.

EXECUTION VERSION

(j) The applicable mandatory profit sharing agreement and the applicable voluntary profit sharing agreement of CSP Technologies SAS have been properly and timely registered with the Direccte, the Direccte has not made any comments thereon, and CSP Technologies SAS maintains proof of receipt of such registration.

(k) Accord Science SAS has implemented the Health and Provident Schemes by a unanimous decision formalized in written form.

(l) Each of the CSP French Subsidiaries is up to date with its respective French social security obligations and has paid all social security contributions due on all salaries and benefits conferred to employees since January 29, 2015, in accordance with applicable Law.

3.21. Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account extensions of time to file) and such Tax Returns are true, correct and complete in all material respects, and all material Taxes (whether or not shown on any Tax Return) for which the Company or any of its Subsidiaries may be liable have been timely paid.  No extension of time within which to file any such Tax Return, other than a properly filed extension for the 2017 tax year within the accepted extension periods, is in effect.

(b) There is no material Tax audit or other Litigation pending, or to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries and neither of the Company nor any of its Subsidiaries has received written notice of any Tax audit or other Litigation that is currently pending.  Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax or Tax Return, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for such an extension or waiver is outstanding.

(c) The Company and its Subsidiaries have or have caused to be withheld, and have paid over or have caused to have been paid over to the appropriate Governmental Authorities, all material Taxes required to be so withheld and paid over for all periods under all applicable Law in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, or other party.

(d) Since January 29, 2015, no written claim has been made by any Governmental Authority in any jurisdiction where the Company and its Subsidiaries do not currently file a particular type of Tax Return or pay a particular type of Tax that the Company or any of its Subsidiaries is required to file such Tax Return or pay such Tax in that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax sharing, Tax indemnification or Tax allocation agreement or similar arrangement (other than an agreement or arrangement entered into the ordinary course of business that is not principally related to Taxes).

EXECUTION VERSION

(f) There are no Tax rulings, requests for rulings, closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of the Company or any of its Subsidiaries that could affect the Company’s or any of its Subsidiaries’ liability for Taxes for any taxable periods (or portions thereof) ending after the Closing Date.

(g) Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Section 1.6011-4(b)(2) of the Treasury Regulations.

(h) Since January 29, 2015, neither the Company nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any similar provision of state, local or foreign law).

(i) Neither the Company nor any of its Subsidiaries will be required to include any material item in income, or exclude any material deduction, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting made prior to the Closing, closing agreement entered into prior to the Closing, intercompany transaction entered into prior to the Closing, the deferral of any advance payments (within the meaning of Rev. Proc. 2004-34 or similar provisions of state, local or foreign Law, installment sale entered into prior to the Closing, or election under Section 965(h) of the Code filed prior to the Closing.

(j) There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries has any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), or as a transferee or successor.

(l) Section 3.21(l) of the Seller Disclosure Schedule sets forth the U.S. federal income tax classification of the Company and each of its Subsidiaries.
(m) Neither the Company nor any of its Subsidiaries has, since January 29, 2015, had a permanent establishment in any country other than the country of its organization.
(n) The Company has not experienced any ownership changes within the meaning of Section 382 of the Code since January 29, 2015.

(o) Neither the Company nor any of its Subsidiaries is liable for any Taxes attributable to any taxable period (or portion thereof) ending on or before the Closing Date in excess of the amounts taken into account in computing Indebtedness and Closing Date Net Working Capital.

EXECUTION VERSION

3.22. Insurance.  Section 3.22 of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies (including general liability, professional liability, product liability, fire, casualty, motor vehicle and workers’ compensation) maintained by the Company and its Subsidiaries (collectively, the “Insurance Policies”).  The Company and its Subsidiaries have complied in all material respects with each of such Insurance Policies.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, no written notice of cancellation, termination or revocation or other written notice that any such Insurance Policy is no longer in full force or effect has been received by the Company, its Subsidiaries or their respective Affiliates.  There are no open material claims that have been denied by any of the insurance providers of the Insurance Policies since January 29, 2015.

3.23. No Brokers.  Except as set forth in Section 3.23 of the Seller Disclosure Schedule, none of the Company or its Subsidiaries has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other similar amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.24. Agreements with Company Related Person.  Except as set forth in Section 3.24 of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries is indebted to, or is a party to any Contract with, Seller or any of its Affiliates, or any director, manager or officer (or any of their Affiliates) of Seller, the Company or their respective Affiliates or Robert S. Abrams (or in the case of any such Person who is an individual, any member of his or her immediate family) (each, a “Company Related Person”), other than the Company Employment Contracts, the Wendel Management Agreement, or for salaries for services rendered, reimbursable business expenses or benefits under the Plans, nor is any Company Related Person indebted to, or is a party to any Contract with, the Company or any of its Subsidiaries, other than for advances made to employees of the Company or its Subsidiaries in the ordinary course of business to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

3.25. Customers and Suppliers.

(a) Section 3.25(a) of the Seller Disclosure Schedule sets forth a true and complete list of the (i) fifteen (15) largest customers of the Company and its Subsidiaries (on a consolidated basis) for the twelve (12) month period ended December 31, 2017 in terms of aggregate total sales in dollars by the Company and its Subsidiaries, showing approximate revenue to the Company or the applicable Subsidiary from each such customer during such period.

(b) Section 3.25(b) of the Seller Disclosure Schedule sets forth a true and complete list of the (i) ten (10) largest suppliers of the Company and its Subsidiaries (on a consolidated basis) for the twelve (12) month period ended December 31, 2017 in terms of aggregate total sales in dollars by the Company and its Subsidiaries, showing approximate purchases by the Company or the applicable Subsidiary to each such supplier during such period.

EXECUTION VERSION

(c) Except as set forth on Section 3.25(c) of the Seller Disclosure Schedule, since January 1, 2018, the Company and its Subsidiaries have not received a written notice from any customer set forth in Section 3.25(a) of the Seller Disclosure Schedule or supplier set forth in Section 3.25(b) of the Seller Disclosure Schedule stating the intention of such customer or supplier, and, to the Knowledge of the Company, no such Person intends, to (i) cease doing business with the Company or any of its Subsidiaries or (ii) change, in a manner materially adverse to the Company, the relationship of such Person with the Company or any of its Subsidiaries.  Neither the Company nor its Subsidiaries is currently involved in any material dispute with any customer set forth in Section 3.25(a) of the Seller Disclosure Schedule or any supplier set forth in Section 3.25(b) of the Seller Disclosure Schedule.

3.26. Company Products; Food Safety and Compliance.

(a) There is no pending or, to the Knowledge of the Company, threatened Litigation (i) alleging any material liability of the Company or any of its Subsidiaries as a result of any defect or other deficiency, product return and/or warranty obligations with respect to any Company Product or (ii) against the Company or any of its Subsidiaries regarding the existence of a defect in, adulteration of or misbranding of any Company Product that would result in any material liability.  Since January 29, 2015, no Company Product has been the subject of any recall, or has been adulterated or misbranded, seized, detained or subject to a suspension of manufacturing, distribution or marketing (including any action undertaken by the Company or any of its Subsidiaries on a voluntary basis).

(b) Since January 29, 2015, neither the Company nor any of its Subsidiaries has received an FDA-483, untitled letter, warning letter, notice of adverse finding, notice of deficiency or similar communication from the U.S. Food and Drug Administration (“FDA”) or any other Governmental Authority.

(c) Since January 29, 2015, neither the Company, any of its Subsidiaries or, to the Knowledge of the Company, any employee of the Company has (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Authority with respect to any Company Product or (ii) been or is being investigated by the FDA, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other Governmental Authority for data or healthcare program fraud.

(d) All material documents, reports and notices required to be maintained or filed with any Governmental Authority by the Company and its Subsidiaries with respect to their business or the Company Products have been, in all material respects, so maintained or filed on a timely basis, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified prior to the date hereof and no such filing with any Governmental Authority contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.

EXECUTION VERSION

3.27. Disclaimer.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER THE COMPANY, SELLER NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AFFILIATES, REPRESENTATIVES OR ADVISORS HAS MADE, OR SHALL BE DEEMED TO HAVE MADE TO BUYER OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE III.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY HEREIN TO BUYER OR ANY OTHER PERSON (I) IN RESPECT OF THE COMPANY OR ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, AND SELLER EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.  NOTHING CONTAINED IN THIS SECTION 3.27 OR ELSEWHERE IN THIS AGREEMENT SHALL IN ANY WAY LIMIT ANY OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OF THIS AGREEMENT OR WAIVE OR RELEASE ANY CLAIMS FOR INTENTIONAL FRAUD.

ARTICLE IV Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Company as follows as of the date hereof and as of the Closing Date:

4.1. Organization and Power.  Buyer has been duly incorporated and is validly existing under the Laws of the State of Delaware and has requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

EXECUTION VERSION

4.2. Authorization and Enforceability.  The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions.  This Agreement (assuming this Agreement is a valid and legally binding obligation of the other party hereto) is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer (assuming each Ancillary Document is a valid and legally binding obligation of the other parties thereto) will be at the Closing, duly authorized, executed and delivered by Buyer, and constitutes, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3. No Violation.  The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, the consummation of the Contemplated Transactions and compliance with and performance of the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Buyer or by which its properties are bound or affected.  Neither Buyer nor its Affiliates are subject to any Contract that would materially impair or delay Buyer’s ability to consummate the Contemplated Transactions.

4.4. Governmental Authorizations and Consents.  No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which it is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions, except for such filings as may be required under the HSR Act.

4.5. Litigation.  There is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

4.6. Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of available funds that together are sufficient to enable it to pay the Aggregate Estimated Consideration as required by and in accordance with this Agreement and to consummate the Contemplated Transactions.

EXECUTION VERSION

4.7. Investment Purpose.  Buyer is acquiring the Purchased Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws.  Buyer agrees that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  Buyer is able to bear the economic risk of holding its investment in the Company and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.8. Solvency.  The sale of the Purchased Interests (and the incurrence of any obligation in connection with the Contemplated Transactions) is not being made with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  Assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, at and immediately after the Closing, and subject to the satisfaction of the conditions to Buyer’s obligation to complete the Closing set forth in Section 6.3, immediately after giving effect to the Contemplated Transactions, the Company and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).

4.9. No Brokers.  Except for Wells Fargo Securities, LLC, neither Buyer nor or any of its Representatives or Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

EXECUTION VERSION

4.10. No Inducement or Reliance; Independent Assessment.  Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, made by the Company, any of Seller or their respective Affiliates officers, directors, employees, agents or representatives except for the representations and warranties expressly set forth in Article III and the Ancillary Documents (as modified by the Seller Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally. Buyer represents and warrants that neither the Company nor Seller nor any of its Representatives or Affiliates has made any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose, as to the accuracy or completeness of the information regarding the Company or any of its Subsidiaries, Seller or the Contemplated Transactions, except for the representations and warranties of Seller expressly set forth in Article III and the Ancillary Documents (as modified by the Seller Disclosure Schedule), and neither the Company, nor Seller nor any of their respective Representatives or Affiliates will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or the use by Buyer or its representatives, of any information, including publications, any confidential information memorandum or electronic data room information provided to Buyer or its representatives, or any other document or information in any form provided to Buyer or its representatives in connection with the Contemplated Transactions.  Buyer acknowledges that it has inspected and conducted, to its satisfaction, its own independent review, investigation and analysis (financial and otherwise) of the Company and / or any of its Subsidiaries.  Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 4.10 or elsewhere in this Agreement shall in any way waive, release or limit any right to recovery for any intentional fraud by Seller, its Affiliates, or its or their respective officers, directors, employees, agents or Representatives arising out of the Contemplated Transactions, including any claims of intentional fraud based on any statements, omissions or conduct in connection with any information provided regarding the Company or any of its Subsidiaries, Seller or the Contemplated Transactions, and, for the avoidance of doubt, Seller expressly agrees that it will not invoke this Section 4.10 as a defense to any claim that Buyer was induced into entering this Agreement as a result of any intentionally fraudulent statements, omissions or conduct in connection with any information provided regarding the Company or any of its Subsidiaries, Seller or the Contemplated Transactions.   Except as expressly set forth in Article III, Buyer acknowledges that neither the Company nor Seller nor any of their respective Representatives or Affiliates has made any representation or warranty, express or implied, including as to the prospects of the Company or any of its Subsidiaries or their respective businesses or their profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer, its Affiliates or their respective Representatives in connection with Buyer’s review of the Company and its Subsidiaries.

EXECUTION VERSION

ARTICLE V Covenants
5.1. Conduct of the Company.

(a) Except (i) to the extent required by any applicable Law, (ii) as otherwise expressly contemplated by this Agreement, (iii) as set forth in Section 5.1 of the Seller Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VII, Seller shall cause the Company and the Company’s Subsidiaries to conduct its business and operations in the ordinary course consistent with past practice, and to the extent consistent therewith use commercially reasonable efforts to (x) maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, (y) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice, and (z) preserve the goodwill and ongoing operations of its business.

(b) Without limiting the generality of the foregoing, except (i) to the extent required by any applicable Law, (ii) as otherwise expressly contemplated by this Agreement, (iii) as set forth in Section 5.1 of the Seller Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VII, Seller shall cause the Company and the Company’s Subsidiaries not to:

(i) modify or amend any of the organizational documents of the Company or any of its Subsidiaries;
(ii) issue, or authorize the issuance of, or sell or transfer any Equity Securities of the Company or any of its Subsidiaries;
(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities of the Company or its Subsidiaries, as applicable;

(iv) (A) declare or pay any non-cash dividend or make any non-cash distribution in respect of any Equity Securities, (B) declare any cash dividend or cash distribution in respect of any Equity Securities of the Company or its Subsidiaries which is not paid prior to 11:59 PM Eastern Time on the date immediately preceding the Closing Date or (C) pay any cash dividend or make any cash distribution in respect of any Equity Securities of the Company or its Subsidiaries after 11:59 PM Eastern Time on the date immediately preceding the Closing Date;

(v) (A) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than the Company or any of its Subsidiaries), or (B) make any loans or advances to any officer, director or employee of the Company or any of its Subsidiaries, in each case other than for amounts not in excess of $100,000 or Indebtedness in the ordinary course of business consistent with past practice;

EXECUTION VERSION

(vi) mortgage, pledge or subject to any Lien, any assets of the Company or any of its Subsidiaries, except Permitted Liens or in accordance with the Credit Agreement;
(vii) enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it may conduct, or the Persons with whom it can compete;

(viii) acquire (including by merger or consolidation or other action, or by purchasing an equity interest in or the assets of) any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(ix) establish or acquire any Subsidiary;

(x) except for sales of products or services in the ordinary course of business consistent with past practice, divest, sell or otherwise dispose of, or encumber any asset of the Company or its Subsidiaries (including capital stock of the Company’s Subsidiaries), other than obsolete assets or assets with de minimis or no book value in the ordinary course of business consistent with past practice;

(xi) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xii) enter into, establish, renew, adopt, amend or terminate any (A) Plan (or arrangement that would have been a Plan had it been in existence on the date hereof), (B) any Contract with an officer employee or (C) any Contract with a non-officer employee that provides for annual base compensation, including bonuses, or severance amount, as applicable, of more than $100,000, except (y) to the extent required by Law or (z) as expressly contemplated by this Agreement or the terms of any Plan or Contract as in effect on the date hereof;

(xiii) take any action to accelerate the payment, funding, right to payment or vesting of, or increase or promise to increase compensation, commission, bonus, benefits or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, officer or director of the Company, except (A) in the ordinary course of business consistent with past practice with respect to any non-officer employee whose annual base compensation is less than $100,000, (B) to the extent required by any Plan or Contract as in effect on the date hereof or (C) as may be required by applicable Law under a national or industry-wide collective bargaining agreement;

(xiv) make any formal announcement or other widely disseminated communication (whether in writing or orally) to any employee regarding any compensation benefits to be provided by Buyer or its Affiliates after the Closing unless directed by Buyer or any of its Representatives to do so;

(xv) change its material accounting policies or procedures except to the extent required to conform with IFRS;

EXECUTION VERSION

(xvi) modify, amend, cancel, terminate, renew, release or waive any rights under any Material Contract outside the ordinary course of business consistent with past practice;

(xvii) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement (excluding the Ancillary Documents), other than entering into new Contracts in the ordinary course of business consistent with past practice;

(xviii) file any material amended Tax Return, settle or otherwise compromise any claim relating to material Taxes, enter into any closing agreement or similar agreement relating to material Taxes, otherwise settle any dispute relating to material Taxes, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or request any ruling or similar guidance with respect to Taxes;

(xix) cancel any material insurance policy or materially reduce the amount of coverage provided thereunder;
(xx) commence, settle or compromise any Litigation if such Litigation involves (A) the payment of more than $50,000 or (B) injunctive or other equitable relief;
(xxi) enter into any Contract with a Company Related Person;
(xxii) change its fiscal year;

(xxiii) terminate the employment of any senior-level or management employee other than for “cause,” or hire or promote any senior-level or management employee, except with respect to new hires to fill open position vacancies;

(xxiv) acquire, transfer, lease or dispose of any real property; or
(xxv) authorize, agree, resolve or consent to any of the foregoing.

(c) Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing.  Prior to the Closing, Seller shall cause the Company to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

(d) Nothing contained in this Agreement shall prohibit the Company or any of its Subsidiaries from (i) repaying Indebtedness or (ii) declaring, setting aside or paying any cash dividends on, or making any other cash distributions in respect of, any outstanding Equity Securities, in each case, so long as any cash dividend or distribution is declared and paid prior to 11:59 PM Eastern Time on the day immediately preceding the Closing Date.

EXECUTION VERSION

5.2. Access to Information Prior to the Closing.  During the period from the date hereof until the earlier of the Closing Date and the date this Agreement is validly terminated pursuant to Article VIII,  Seller shall cause the Company and its Subsidiaries to provide Buyer and its Representatives reasonable access during regular business hours and upon reasonable notice to all employees, Representatives, offices, facilities, books and records of the Company and its Subsidiaries as Buyer may reasonably request; provided, that (a) Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of the Company or its Subsidiaries to schedule such access to the employees, Representatives, offices, facilities, books and records of the Company and its Subsidiaries through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company and its Subsidiaries, (b) neither the Company nor its Subsidiaries shall be required to take any action which would constitute a waiver of the attorney-client privilege (it being understood that the Company or its Subsidiary shall inform Buyer that such information cannot be shared pursuant to this clause (b) and take reasonable actions to eliminate any impediments to providing such information) and (c) in no event shall Buyer be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, surface water, indoor or outdoor air or building material without the prior consent of Seller.  Buyer hereby agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to), contact and communicate with the employees, customers, service providers and suppliers of the Company or its Subsidiaries in connection with the Contemplated Transactions without the prior consultation with and written approval of Seller (not to be unreasonably withheld, delayed or conditioned).  For the avoidance of doubt, the foregoing restriction shall not prohibit any contacts by Buyer or its Representatives or Affiliates with the employees, customers, service providers and suppliers of the Company or its Subsidiaries in the ordinary course of business unrelated to the Contemplated Transactions.  Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2.

5.3. Efforts; Regulatory Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) the obtaining of clearance and approvals under the HSR Act and the taking of all necessary steps to obtain such HSR Act clearance and approvals, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any Litigations, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions, including, seeking to have any stay, temporary restraining order or other injunctive relief or order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement.  Without limiting the foregoing, the parties and their Subsidiaries and Affiliates shall not take or agree to take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or to prevent or delay the consummation of the Contemplated Transactions.

EXECUTION VERSION

(b) In furtherance and not in limitation of the foregoing Section 5.3(a), each party undertakes and agrees to (i) make or cause to be made the registrations, declarations and filings required of such party under the HSR Act (in no event later than ten (10) Business Days from the execution of this Agreement) (“Antitrust Filing”), and any filing fees associated therewith shall be paid by Buyer and such initial Antitrust Filing from Buyer and Seller (or the Company, if applicable) shall request early termination of any applicable waiting period under the HSR Act.  Each of the parties shall (i) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information required for the Antitrust Filing, application or other filing to be made by the other party pursuant to any applicable Law in connection with the Contemplated Transactions, (ii) respond as promptly as practicable to any inquiries and requests received from the FTC, the Antitrust Division, any state attorney general or other Governmental Authority for additional information or documentation in connection with the Antitrust Filing, registrations, declarations and filings or with respect to the Contemplated Transactions, and (iii) not extend any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority not to consummate the Contemplated Transactions, except with the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed).  In furtherance and not in limitation of the foregoing, Buyer shall take any and all steps necessary to (A) resolve, avoid, or eliminate any impediment or objection, if any, under any Antitrust Law that may be asserted by the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority with respect to the Contemplated Transactions, or (B) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, Order or judgment that would prevent, prohibit, restrict or delay the consummation of the Contemplated Transactions, so to enable the parties hereto to close the Contemplated Transactions expeditiously (but in no event after the Termination Date).  Without limiting the foregoing and subject to this Section 5.3, Buyer shall (x) propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, disposition, license of any assets, properties, products, product lines, services, businesses, or rights of Buyer, its Affiliates or their respective Subsidiaries or the Company or its Subsidiaries or any interest or interests therein, and (y) otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines services, or businesses of Buyer, its Affiliates or their respective Subsidiaries or the Company or its Subsidiaries or any interest or interests therein, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Litigation, or any impediment under any Antitrust Law, which would otherwise have the effect of preventing the consummation of the Contemplated Transactions.  In addition, Buyer shall defend through litigation on the merits any claim asserted in court by any party in order to avoid the entry of, or have vacated, lifted, reversed, overturned or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing prior to the consummation of the Contemplated Transactions, including pursuing all available avenues of administrative and judicial appeal and all available legislative action.  The Company shall agree, if requested by Buyer, to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, products, services, or assets of the Company or any of its Subsidiaries, provided that any such action shall be conditioned upon the consummation of the Contemplated Transactions.

EXECUTION VERSION

(c) Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority in respect of any Antitrust Filing, investigation, inquiry or other proceeding relating to the Contemplated Transactions and, subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with any proposed written communication to any of the foregoing; (ii) not participate or agree to participate in any substantive meeting, telephone call, or discussion with any Governmental Authority in respect of any Antitrust Filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; (iii) subject to applicable Law and to the extent practicable, furnish the other party promptly with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Contemplated Transactions; and (iv) act in good faith and reasonably cooperate with the other party in connection with the Antitrust Filing, registrations, declarations and filings concerning this Agreement or the Contemplated Transactions and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, registration, declaration and filing or the Contemplated Transactions.

5.4. Employee Matters.

(a) Until December 31, 2018, each employee of the Company or any of its Subsidiaries who continues to be employed by the Company or any such Subsidiary after the Closing Date (the “Company Employees”) shall be entitled to receive at least the same base salary and base wage rates that were provided to such Company Employee immediately prior to the Closing, and the Company or its Subsidiary shall maintain the Company’s or such Subsidiary’s bonus plan for fiscal year 2018, as set forth in Section 5.4(a) of the Seller Disclosure Schedule, and will pay such amounts to the Company Employees when and as they are become due thereunder and, to the extent applicable, only if the underlying performance goals have been achieved.

(b) Except as otherwise agreed in writing by the Company and Buyer, until December 31, 2018, each Company Employee shall receive employee benefits (excluding severance, fringe benefits, retention or change in control benefits, equity-based compensation, exit or transaction bonuses, employee loans, signing bonuses, retention bonuses and vacation advancements), that at least are substantially comparable in the aggregate to those benefits provided by the Company or any of its Subsidiaries as of the date hereof.

EXECUTION VERSION

(c) For purposes of participation of a Company Employee in a benefit plan of Buyer or its Affiliates (a “Buyer Benefit Plan”), each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Closing Date under any comparable Plans, except that the foregoing shall not apply to equity incentive compensation, defined benefit pension plan accruals, the determination of retirement plan vesting or to the extent such credit would result in a duplication of benefits for the same period of service.  In addition, and without limiting the generality of the foregoing, for the plan year in which the Closing occurs, Buyer shall, or shall cause its Affiliates to, use reasonable best efforts such that: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans providing medical, dental, pharmaceutical and / or vision benefits to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Plans in which such Company Employee participated; (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Company Employee and his or her covered dependents, and (iii) Buyer shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Plan ending on the date such Company Employee’s participation in the corresponding Buyer Benefit Plan begins to be taken into account under such Buyer Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Benefit Plan.

(d) Buyer shall, or shall cause its Affiliates to, use reasonable best efforts to (i) credit each of the Company Employees with an amount of paid vacation and sick leave days following the Closing Date equal to the amount of vacation time and sick leave days each such Company Employee has accrued but not yet used or cashed out as of the Closing Date under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date to the extent such accrued but unused paid-time off is reflected in Closing Date Net Working Capital, and (ii) allow each of the Company Employees to use such accrued vacation and sick leave days at such times as each would have been allowed under the Company’s vacation and sick leave policies as in effect immediately prior to the Closing Date (excluding the provisions in such policies that would permit the advancement of vacation).

(e) Buyer shall be solely responsible for any notices required to be given under, and to otherwise comply with, the Workers Adjustment and Retraining Notification Act (the “WARN Act”) or similar Laws or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) resulting from the Company’s or Buyer’s actions with respect to the layoff or termination of employment of any Company Employees after the Closing Date.  On or as soon as practicable following the Closing Date, Seller shall deliver to Buyer a true, complete and correct list of all Persons who suffered employment losses (as defined under the WARN Act) within ninety (90) days of the Closing Date and who worked at one or more of the sites of employment in the United States where any Company Employee worked prior to the Closing Date.

EXECUTION VERSION

(f) Notwithstanding anything in this Section 5.4, Buyer shall not be obligated to continue to employ any Company Employee for any specific period of time following the Closing Date, subject to applicable Law.

(g) Prior to Closing, Seller shall request from the beneficiaries of the sales bonuses identified in Section 3.20(a) of the Seller Disclosure Schedule, a release in favor of Seller, Buyer and their respective Affiliates, as generally contemplated by such bonuses, the form of which Buyer shall have the opportunity to review and comment upon (and Seller shall consider and implement in good faith Buyer’s reasonable and timely comments).

(h) Seller shall use commercially reasonable efforts to cause the Company and its Subsidiaries to take all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Plan sponsored or maintained by the Company or any of its Subsidiaries that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (each, a “401(k) Plan”), unless Buyer, in its sole and absolute discretion, provides the Company with written notice of its election that any such 401(k) Plan should not be terminated (an “Election Notice”) at least ten (10) Business Days prior to the Closing Date. Seller shall use commercially reasonable efforts to cause the Company or its Subsidiary, as applicable, to deliver to Buyer, prior to the Closing Date, evidence that it has validly adopted resolutions to terminate each 401(k) Plan, unless Buyer provides an Election Notice to the Company or its Subsidiary, (the form and substance of which resolutions shall be subject to review and approval of Buyer), effective no later than the day immediately preceding the Closing Date.

(i) Seller shall, and shall cause the Company and its Subsidiaries to, as applicable, use commercially reasonable efforts to file all required Form 5500 for Plans that are “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), in a form reasonably acceptable to Buyer, prior to the Closing Date.

(j) The provisions of this Section 5.4 are for the sole benefit of the parties to this Agreement and nothing in this Section 5.4, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any current or former employee of Seller, the Company, the Company’s Subsidiaries or any of their Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including any third-party beneficiary rights).  Nothing in this Section 5.4 shall (i) constitute or be deemed to constitute the establishment, adoption or amendment of any Plan, Buyer Benefit Plan or any other benefit or compensation plan, program, policy, Contract, agreement or other arrangement, or (ii) limit the ability of Buyer or any of its Affiliates from amending, modifying or terminating any Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or Contract at any time assumed, established, sponsored or maintained by any of them.

EXECUTION VERSION

5.5. Post-Closing Indemnification of Directors and Officers.  From and after the Closing Date, Buyer shall cause the Company and its Subsidiaries to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (and those of its Subsidiaries) pursuant to any indemnification provisions under the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”).  For six (6) years following the Closing, Buyer shall maintain in effect the current level and scope of directors’ and officers’ liability insurance or a tail insurance policy of the same level or scope for the six (6) year period, in each case covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the Closing; provided, that in no event shall Buyer be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided,  further, that if the annual premiums of such insurance coverage exceed such amount, Buyer shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. On or prior to the Closing Date, Buyer shall deliver to the Company and Seller reasonable evidence of the continuation as aforesaid of such insurance coverages; provided, that the Company and Seller shall provide to the Buyer such reasonable assistance as is necessary for Buyer to obtain continuation of such insurance coverage.  This Section 5.5 shall survive the Closing Date, is intended to benefit and may be enforced by Seller and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Company.

5.6. Preservation of Books and Records.

(a) For a period of six (6) years from the Closing Date: Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records of the Company and its Subsidiaries relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to Seller by written notice to Seller at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b) For a period of six (6) years from the Closing Date: Buyer shall, and shall cause its Affiliates to, in connection with the preparation of Tax Returns, financial statements, audits, regulatory reporting obligations and support for Litigation (other than Litigation between Seller or any of its Affiliates and Buyer or any of its Affiliates (including the Company and its Subsidiaries) or any other reasonable request), (i) provide Seller and its agents with electronic access to any portions of the Books and Records that are available in electronic format on reasonable notice, (ii) allow Seller and its agents access to all other Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored and permit Seller and its agents, at their own expense, to make copies of such Books and Records and (iii) make available Buyer’s or its Affiliates’ personnel to assist in locating such Books and Records (except that, with respect to Tax matters, Buyer shall only be required to make available such personnel for matters related to Taxes of the Company or its Subsidiaries); provided,  however, that Seller shall not have access to such Books and Records to the extent that restricting such access or information is necessary, in Buyer’s reasonable opinion, to ensure compliance with any applicable Law, confidentiality or other agreement or preserve the attorney-client privilege.

EXECUTION VERSION

(c)

(i) If the Closing occurs prior to December 31, 2018, Buyer shall use commercially reasonable efforts to cause the Company and its Subsidiaries to provide Seller: (A) prior to February 6, 2019, the preliminary consolidated financial statements of the Company and its Subsidiaries for the period from December 31, 2017 until the Closing Date, prepared in accordance with IFRS Consistently Applied and with IFRS 9, IFRS 15, and, if applicable, for the period after December 31, 2018, IFRS 16, including the balance sheet, income statement (including analysis of recurring and non-recurring and purchase price allocation items), equity statement and cash flow statement (the “2018 Financial Package”) and (B) prior to February 20, 2019, the final 2018 Financial Package, together with the related “inter-office memorandum” from the Company’s auditors in compliance with the instructions and scope reasonably determined by Seller.

(ii) If the Closing occurs after December 31, 2018 and on or before May 25, 2019, Buyer shall use commercially reasonable efforts to cause the Company and its Subsidiaries to provide Seller: (A) to the extent the Closing has occurred prior to February 6, 2019, the preliminary 2018 Financial Package prior to February 6, 2019, (B) to the extent the Closing has occurred prior to February 20, 2019, the final 2018 Financial Package, together with the related “inter-office memorandum” from the Company’s auditors in compliance with the instructions and scope reasonably determined by Seller, prior to February 20, 2019, (C) prior to July 3, 2019, the initial consolidated financial statements of the Company and its Subsidiaries for the period from January 1, 2019 until the Closing Date, prepared in accordance with IFRS Consistently Applied and with IFRS 9, IFRS 15, and, for the period after December 31, 2018, IFRS 16, including the balance sheet, income statement (including analysis of recurring and non-recurring and purchase price allocation items), equity statement and cash flow statement (the “2019 Financial Package”) and (D) prior to July 10, 2019, the final 2019 Financial Package, together with the related “inter-office memorandum” from the Company’s auditors in compliance with the instructions and scope reasonably determined by Seller.

(iii) Following the Closing, Buyer shall use commercially reasonable efforts to cause the Company and its Subsidiaries to provide to Seller, no later than twenty (20) Business Days following the end of the applicable quarter, the quarterly sales for the periods from December 31, 2017 until the Closing Date.

(iv) From and after the Closing, Buyer shall use commercially reasonable efforts to cause the Company and its Subsidiaries to provide Seller, no later than twenty (20) Business Days following a written request by Seller, any administrative, social, accounting and financial document of the Company and its Subsidiaries and reasonable access during working hours to their respective employees as may be necessary for the Wendel Group to prepare its own financial statements and annual reports for the financial years ended on December 31, 2018 and December 31, 2019 (as applicable).

(v) Seller agrees to reimburse Buyer for any reasonable, documented out-of-pocket costs incurred by Buyer in connection with performing its obligations pursuant to this Section 5.6(c).  Seller acknowledges and agrees that Buyer shall have no liability for any information being provided pursuant to this Section 5.6(c).

EXECUTION VERSION

5.7. Public Announcements. The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and Seller agree; provided that in the event that the parties cannot agree, a party shall be permitted to make any disclosure required by Law (including the Laws of France and Luxembourg) or the rules of any securities exchange. Neither Buyer nor Seller (nor any of their respective Affiliates) will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of the other party, except as may be required by Law or the rules of any securities exchange; provided, that the party proposing to issue any press release or similar public statement in compliance with any such Law or the rules of any securities exchange shall use reasonable best efforts to consult in good faith with the other party concerning a mutually agreeable press release or similar public statement before doing so; provided,  further, that each of Buyer, Seller and the controlling Affiliates of Buyer may disclose such terms and the existence of this Agreement and the Contemplated Transactions (a) as necessary to implement the provisions of this Agreement or to comply with the accounting and U.S. Securities and Exchange Commission or other applicable stock exchange disclosure obligations, (b) to public stockholders of Seller, Buyer or their respective Affiliates and / or analysts in the ordinary course of business for a transaction of the type contemplated by this Agreement, (c) to the prospective investors of Seller and its controlling Affiliates, in the case of this clause (c) to the extent consistent with prior public disclosure in accordance with this provision or (d) as necessary to settle, litigate or arbitrate any claims, actions, suits, demands, summons, proceedings, or litigation relating to or arising out of this Agreement, any Ancillary Document or the Contemplated Transactions.

5.8. Efforts.

(a) Except as otherwise set forth in Section 5.3, subject to the terms and conditions set forth herein and to applicable legal requirements, each of the parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including the satisfaction of the respective conditions set forth in Article VI.

(b) Seller shall use its commercially reasonable efforts in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Material Contract as reasonably requested by Buyer, which are required to be obtained in connection with the Contemplated Transactions; provided, that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain such consents and approvals; provided,  further, that Seller shall not make any agreement or understanding affecting the business or operations of the Company and its Subsidiaries as a condition for obtaining any such consents and waivers except with the prior written consent of Buyer.  During the period prior to the Closing Date, Buyer shall use its reasonable best efforts to cooperate with Seller in attempting to obtain the consents, approvals and waivers contemplated by this Section 5.8(b).

EXECUTION VERSION

5.9. Exclusive Dealing.  During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with Article VII (the “Pre-Closing Period”), Seller shall not, nor shall Seller permit any of its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) or Representatives to, directly or indirectly (i) initiate, continue, follow up on or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, or assist or participate in any effort or attempt by any Person with respect to, any Alternative Proposal, (ii) enter into or approve any Contract with respect to any Alternative Proposal or (iii) solicit, initiate or knowingly encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Alternative Proposal.  During the Pre-Closing Period, Seller shall, and shall cause its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Alternative Proposal. During the Pre-Closing Period, Seller shall, and shall cause the Company to, promptly (and in any event within five (5) Business Days) notify Buyer after it or any of its Affiliates has received, during the Pre-Closing Period, any proposal, inquiry, offer or request relating to or constituting, or that could reasonably be expected to lead to, an Alternative Proposal. Such notice to Buyer shall indicate the identity of the Person making such proposal and the material terms and conditions of such proposal, if any. During the Pre-Closing Period, Seller shall, also as promptly as practicable provide Buyer with (i) a copy of any written notice or other written communication from any Person informing Seller, the Company or any of their respective Affiliates during the Pre-Closing Period that it is considering making, or has made a proposal regarding an Alternative Proposal, (ii) a copy of any Alternative Proposal (or any amendment thereof) received by Seller, the Company or any of their respective Affiliates during the Pre-Closing Period and (iii) such other details of any such Alternative Proposal that Buyer may reasonably request.

5.10. Change of Name.  As promptly as practicable following the Closing, Seller shall cause its name and the name of any of its Affiliates containing the term “CSP Technologies” to be changed to such a name that does not contain the word “CSP” or is confusingly similar.

5.11. Data Room Information.  No later than five (5) Business Days after the Closing, Seller shall deliver to Buyer an electronic copy of the documents and information contained in the Data Room on the date of this Agreement.

5.12. Cups Note. After the Closing, Buyer shall (i) pay to Seller any payments under the Cups Note actually received by the Company or any of its Affiliates within ten (10) Business Days of such actual receipt and (ii) cause the Company and its Affiliates to use commercially reasonable efforts to comply with the obligations under Section 2.8(d) of that certain Asset Purchase Agreement, dated as of May 18, 2018, by and between New Thermo-Serv Ltd. and Capitol Cups, Inc.  and collect amounts owing under the Cups Note.

EXECUTION VERSION

ARTICLE VI Conditions to Closing
6.1. Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by all of the parties in writing):

(a) No Injunction.  No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order, which is in effect and which prevents or prohibits consummation of the Contemplated Transactions; provided, that each of the parties shall have complied with its respective obligations under Section 5.3.

(b) Regulatory Approvals. Any waiting periods (and any extension thereof) under the HSR Act with respect to the Contemplated Transactions shall have expired or been terminated.
6.2. Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller in writing):

(a) Representations and Warranties.  The representations and warranties of Buyer made in Article IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “material,” “materiality” or similar qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which address matters as of a specific date, which shall be true and correct as of such date), except where the failure of any such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(b) Performance.  Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c) Officer’s Certificate. Seller shall have received an officer’s certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Closing Deliveries. Seller shall have received, in addition to the officer’s certificate addressed in Section 6.2(c), all other deliveries set forth in Section 2.4(c).

EXECUTION VERSION

6.3. Conditions to Buyer’s Obligations.

The obligations of Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer in writing):

(a) Representations and Warranties.  (i) The representations and warranties of Seller made in Article III (other than the representations and warranties of Seller set forth in Sections 3.1(a),  3.2,  3.3,  3.6 and 3.23 (the “Fundamental Representations”)) shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any “material,” “materiality,” “Seller Material Adverse Effect”, “Company Material Adverse Effect” or similar qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which address matters existing at a specific date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or Company Material Adverse Effect, and (ii) the Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (without giving effect to any “material,” “materiality,” “Seller Material Adverse Effect”, “Company Material Adverse Effect” or similar qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which address matters existing at a specific date, which shall be true and correct in all material respects as of such date).

(b) Performance.  Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c) Material Adverse Effect. Between the date hereof and the Closing Date, no Seller Material Adverse Effect or Company Material Adverse Effect shall have occurred.

(d) Officer’s Certificates. Buyer shall have received an officer’s certificate, dated the Closing Date and signed by a duly authorized officer of Seller, to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e) Closing Deliveries. Buyer shall have received, in addition to the officer’s certificate addressed in Section 6.3(d), all other deliveries set forth in Section 2.4(d).
ARTICLE VII Termination
7.1. Termination Prior to Closing. This Agreement may be terminated prior to the Closing as follows:

(a) By the mutual written consent of Seller, on the one hand and Buyer, on the other hand;

EXECUTION VERSION

(b) By Buyer at any time prior to the Closing, if (i) Seller is in breach of or has failed to perform any of the representations, warranties or covenants made by Seller in this Agreement, (ii) such breach or failure is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach or failure from Buyer (to the extent such breach or failure is curable) and (iii) such breach or failure, if not cured, would render the conditions set forth in Sections 6.1 or 6.3 incapable of being satisfied;

(c) By Seller at any time prior to the Closing, if (i) Buyer is in breach of or has failed to perform any of the representations, warranties or covenants made by it in this Agreement, (ii) such breach or failure is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach or failure from Seller (to the extent such breach or failure is curable) and (iii) such breach or failure, if not cured, would render the conditions set forth in Sections 6.1 or 6.2 incapable of being satisfied;

(d) By Seller, on the one hand or Buyer, on the other hand, if the Closing shall not have occurred by December 31, 2018 (the “Termination Date”); provided,  however, that (i) Seller shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if Seller has breached this Agreement and such breach has resulted in the failure of a condition in Sections 6.1 or 6.3 to be satisfied and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 6.1 or 6.2 to be satisfied; or

(e) By Seller, on the one hand or Buyer, on the other hand, if (i) the Contemplated Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the Contemplated Transactions illegal or otherwise prohibited; provided,  however, that the party seeking termination pursuant to this Section 7.1(e) is not then in material breach of this Agreement.

7.2. Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given by the terminating party to the other party and all rights, obligations, duties and remedies of the parties under this Agreement will terminate, and such termination shall be without liability to either party, except that the rights, obligations, duties and remedies of the parties in this Section 7.2,  Section 5.7 and Article VIII (other than Section 8.1) hereof and in the Confidentiality Agreement shall survive such termination and remain in full force and effect; provided, that, nothing herein shall relieve either party from any liability or damages arising out of its willful and material breach of any provision of this Agreement prior to such termination.

ARTICLE VIII Miscellaneous
8.1. Survival; Certain Limitations.

(a) The representations and warranties of the parties contained in this Agreement (including the Schedules, the Seller Disclosure Schedule and Exhibits attached hereto and the certificates delivered pursuant hereto) (except for the Fundamental Representations, which will survive for the applicable statute of limitations) will not survive the Closing.

EXECUTION VERSION

(b) The covenants and agreements of Buyer and Seller contained in this Agreement (including the Schedules, the Seller Disclosure Schedule and Exhibits to this Agreement and the certificates delivered pursuant to this Agreement) that contemplate performance thereof prior to the Closing will terminate on the Closing Date. All covenants and agreements contained in this Agreement (including the Schedules and exhibits to this Agreement and the certificates delivered pursuant to this Agreement) that contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms.

8.2. Tax Matters.

(a) Transfer Taxes.  Buyer shall pay all transfer, documentary, sales, use, stamp, recording, registration and similar Taxes (including penalties and interest), applicable to, or resulting from, the Contemplated Transactions, and Buyer shall (at its own expense) file all necessary Tax Returns and other documentation with respect to such Taxes. Buyer and Seller shall reasonably cooperate in the execution and delivery of all filings, Tax Returns, reports, certificates, and forms as may be required with respect to all such Taxes (including certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Taxes).

(b) Tax Returns.  Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries on or prior to the Closing Date. Buyer shall timely file or cause to be timely filed all other Tax Returns that are required to be filed by or with respect to the Company.  All such Tax Returns that include the Closing Date shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods.

(c) Cooperation.

(i) Buyer and Seller shall (and Seller shall cause the Company and its Subsidiaries to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with (A) the filing of Tax Returns of the Company or any of its Subsidiaries, (B) preparing for and defending any audit, Litigation or dispute with taxing authorities, with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries. Such cooperation shall include providing the other party with any necessary powers of attorney in connecting with preparing such Tax Returns, the retention and (upon the other party’s request or the request of any taxing authority) the provision of records and information that are reasonably relevant to any such audit or other Litigation making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and furnishing the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or other Litigation or information request with respect to any Taxes or Tax Returns of the Company and any of its Subsidiaries; provided, that Buyer shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit, Litigation or information request relates to Taxes for which Seller may be liable under the terms of this Agreement.

EXECUTION VERSION

(ii) Buyer and Seller agree, upon request, to use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).

8.3. Expenses. Except as otherwise expressly provided for herein, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

8.4. Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives an affirmative confirmation during normal business hours (and if not, the next Business Day) from the party or the attorney for the party to whom notice was intended, if delivered by facsimile or e-mail, (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.4):

If to Seller:

CSP Technologies Parent S.A.

5, rue Pierre d’Aspelt

L-1142 Luxembourg

Attn:  Winvest Conseil SA

Fax:  +352 26 29 91 37
E-mail: winvestluxembourg@wendelgroup.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

New York, New York 10004

Attn:  Christopher Ewan, Esq.

Fax:   (212) 859-4000

E-mail:  Christopher.Ewan@friedfrank.com

Wendel SE

89 rue Taitbout

75009 Paris - France

Attn: Direction Juridique

Fax: +33 1 42 85 63 60

E-mail: direction-juridique@wendelgroup.com

EXECUTION VERSION

If to Buyer:

AptarGroup, Inc.

265 Exchange Drive, Suite 100

Crystal Lake, Illinois 60014

Attn: General Counsel, North America

E-mail: andrew.gorman@aptar.com

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attn:  Gary Gerstman

Fax:   (312) 853-7036

E-mail:  ggerstman@sidley.com

8.5. Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

8.6. Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Seller Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

8.7. Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

8.8. Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Seller and Buyer; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

EXECUTION VERSION

8.9. Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder.  No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power.  Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

8.10. Parties in Purchased Interests; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns.  Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

8.11. Assignability. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void; provided,  however, Buyer may freely assign its rights and obligations hereunder without the prior written consent of Seller to any of its Affiliates, it being acknowledged and agreed that such assignment will not relieve Buyer of any of its obligations hereunder; provided,  further, that nothing in this Section 8.11 shall restrict the post-Closing integration contemplated by Section 2.6.

EXECUTION VERSION

8.12. Seller Disclosure Schedule.  The Seller Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of this Agreement. For the purposes of this Agreement, any matter that is disclosed in the Seller Disclosure Schedule in a manner that makes its relevance to one or more other sections of the Seller Disclosure Schedule readily apparent on its face shall be deemed to have been included in such other section of the Seller Disclosure Schedule notwithstanding the omission of a cross reference thereto. No reference to or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Schedule.  The disclosure of any matter or item in the Seller Disclosure Schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed. The information set forth in the Seller Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.  The Seller Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement.  Nothing in the Seller Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant.  Matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Seller Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

8.13. Jurisdiction; Court Proceedings; Waiver of Jury Trial.  Except as otherwise provided in Section 2.5, any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought to the Delaware Court of Chancery (or, if such court shall not have jurisdiction, any federal or state court located in the State of Delaware), and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation.  To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

8.14. Reliance on Counsel and Other Advisors. Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement.  Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

EXECUTION VERSION

8.15. Remedies.  All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

8.16. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.  Each party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

8.17. Counterparts.  This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

8.18. Further Assurance.  If at any time, after the Closing, any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.  From and after the date hereof until the earlier of (i) the Closing and (ii) the date Buyer obtains the R&W Policy, Seller shall use commercially reasonable efforts to provide and cause its Affiliates to provide such cooperation in connection with the arrangement of the R&W Policy as may be reasonably requested by Buyer and which is customary in connection with Buyer’s efforts to obtain the R&W Policy.

EXECUTION VERSION

8.19. Legal Representation.  Each of the parties to this Agreement acknowledges that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) currently serves as counsel to both (a) the Company and its Subsidiaries and (b) the Wendel Group, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents and the consummation of the Contemplated Transactions.  There may come a time, including after consummation of the Contemplated Transactions, when the interests of the Wendel Group and the Company or its Subsidiaries may no longer be aligned or when, for any reason, the Wendel Group, Fried Frank or the Company or its Subsidiaries believes that Fried Frank can’t or should no longer represent both the Wendel Group and the Company or its Subsidiaries.  The parties understand and specifically agree that Fried Frank may withdraw from representing the Company and its Subsidiaries and continue to represent the Wendel Group, even if the interests of the Wendel Group, and the interests of the Company or its Subsidiaries are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement, any of the Ancillary Documents or the Contemplated Transactions, and even though Fried Frank may have represented the Company and its Subsidiaries in a matter substantially related to such dispute, and Buyer and the Company hereby consent thereto and waive any conflict of interest arising therefrom.  Each of the parties further agrees that, as to all communications among Fried Frank, the Company, its Subsidiaries and the Wendel Group arising out of or relating to this Agreement, any of the Ancillary Documents or the Contemplated Transactions or otherwise, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Wendel Group and shall not pass to or be claimed by the Company or any of its Subsidiaries.  In addition, if the Contemplated Transactions are consummated, the Company and its Subsidiaries shall have no right of access to or control over any of Fried Frank’s records related to the Contemplated Transaction, which shall become the property of (and be controlled by) the Wendel Group.  Furthermore, in the event of a dispute between the Wendel Group and the Company or its Subsidiaries arising out of or relating to this Agreement, the Ancillary Documents or the Contemplated Transactions or any matter in which Fried Frank acted for them both, none of the attorney-client privilege, the expectation of client confidence or any other rights to any evidentiary privilege will protect from disclosure to the Wendel Group any information or documents developed or shared during the course of Fried Frank’s joint representation of the Wendel Group and the Company and its Subsidiaries.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer and / or the Company or any of its Subsidiaries, on the one hand, and a third Person (other than Seller or any of its Affiliates or any of their respective Representatives), on the other hand, Buyer and / or the Company or any of its Subsidiaries may access and use the information described herein to the extent it or they believe reasonably necessary to defend the dispute and may, in its or their sole discretion, assert any applicable privilege or protection on behalf of Seller to prevent the disclosure of such information to such third Person; provided,  further, that nothing herein shall be deemed or construed as a waiver of any applicable privileges or protections that may be asserted with respect to the information as against any third Person.

EXECUTION VERSION

8.20. Release.  EFFECTIVE AS OF THE CLOSING DATE, BUYER HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES (INCLUDING, AFTER THE CLOSING, THE COMPANY AND EACH OF ITS SUBSIDIARIES), TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE, ARISING OUT OF FACTS OR CIRCUMSTANCES EXISTING ON OR PRIOR TO THE CLOSING DATE, AGAINST SELLER (SOLELY IN ITS CAPACITY AS SHAREHOLDER), WENDEL (SOLELY IN ITS CAPACITY AS (I) AN INDIRECT SHAREHOLDER AND (II) A MANAGER UNDER THE WENDEL MANAGEMENT AGREEMENT) OR ANY EMPLOYEE OF WENDEL OR ITS AFFILIATES (OTHER THAN THE COMPANY AND ITS SUBSIDIARIES) (SOLELY IN THEIR CAPACITY AS DIRECTORS), AND AGREES NOT TO SEEK RECOURSE AGAINST ANY OF THEM, RELATING TO THE OPERATION OF THE COMPANY, ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS AGREEMENT SHALL RELEASE, WAIVE, DISCHARGE, RELINQUISH OR OTHERWISE AFFECT THE RIGHTS OR OBLIGATIONS OF ANY SUCH PARTY TO THE EXTENT ARISING OUT OF OR RELATING TO (A) CLAIMS INVOLVING INTENTIONAL FRAUD OR CRIMINAL MATTERS, OR (B) CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT OR THE CONTEMPLATED TRANSACTIONS.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BUYER:

APTARGROUP, INC.

By:      /s/ Robert W. Kuhn
Name: Robert W. Kuhn
Title:   Executive Vice President and Chief
           Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered on this 13th day of August, 2018, and this Agreement shall be dated as of July 26, 2018 and shall be treated for all purposes as if executed and delivered by both parties on July 26, 2018, notwithstanding the execution and delivery thereof by the undersigned on August 13, 2018.

SELLER:

CSP TECHNOLOGIES PARENT S.A.

By:      /s/David Darmon

Name: David Darmon
Title:   Director

By:      /s/Bernard Gautier
Name: Bernard Gautier
Title:   Director

[Signature Page to Stock Purchase Agreement]